                                                                   EXHIBIT 10.23

                            SPECTRUM OPTION AGREEMENT
                                 By and Between
                              CLEARWIRE CORPORATION
                                       And
            HISPANIC INFORMATION AND TELECOMMUNICATIONS NETWORK, INC.






                           Dated as of March 29, 2004



[*** Confidential Treatment Requested]

                                TABLE OF CONTENTS


                                                                                                                 PAGE

Article 1. Acquisition of Spectrum Rights.........................................................................1

   Section 1.01      Option.......................................................................................1
   Section 1.02      Option Notice................................................................................2
   Section 1.03      Exercise Notice..............................................................................2
   Section 1.04      Expiration Time and Extension of Expiration Time.............................................3
   Section 1.05      Refund of Option Consideration...............................................................3
   Section 1.06      IUA Lease Rates..............................................................................3
   Section 1.07      FCC Permitted Extensions.....................................................................4
   Section 1.08      Right of First Refusal on IUAs...............................................................4

Article 2. Consideration..........................................................................................5

   Section 2.01      Consideration................................................................................5
   Section 2.02      Contingent Consideration.....................................................................6

Article 3. Closings...............................................................................................6

   Section 3.01      Closings.....................................................................................6
   Section 3.02      Closing Deliveries...........................................................................7
   Section 3.03      Further Assurances...........................................................................7

Article 4. Representations and Warranties of HITN.................................................................7

   Section 4.01      Organization and Good Standing...............................................................7
   Section 4.02      Authorization of Agreement...................................................................7
   Section 4.03      No Conflict..................................................................................8
   Section 4.04      FCC Licenses.................................................................................8
   Section 4.05      Tower Leases.................................................................................9
   Section 4.06      Interference Coordination Agreements.........................................................9
   Section 4.07      Litigation...................................................................................9
   Section 4.08      Compliance with Laws; Permits................................................................9
   Section 4.09      Offering Exemption; Securities Representations...............................................9
   Section 4.10      Brokers.....................................................................................10
   Section 4.11      Suitability.................................................................................10
   Section 4.12      Disclosure..................................................................................11
   Section 4.13      Knowledge...................................................................................11

Article 5. Representations and Warranties of Clearwire...........................................................11

   Section 5.01      Organization and Good Standing..............................................................11
   Section 5.02      Authorization of Agreement..................................................................11
   Section 5.03      Capitalization..............................................................................12
   Section 5.04      No Conflict.................................................................................13
   Section 5.05      Litigation..................................................................................13
   Section 5.06      Brokers.....................................................................................13

Article 6. Covenants.............................................................................................13

   Section 6.01      Consents and Approvals......................................................................13
   Section 6.02      Notice of Breach............................................................................13
   Section 6.03      Access to Information.......................................................................13
   Section 6.04      Maintenance of FCC Qualifications...........................................................14

   Section 6.05      Assignment of FCC Licenses..................................................................14
   Section 6.06      Legends.....................................................................................14
   Section 6.07      Assistance in Obtaining FCC Licenses........................................................15

Article 7. Conditions............................................................................................16

   Section 7.01      Conditions to Each party's Obligations......................................................16
   Section 7.02      Conditions to the Obligations of Clearwire..................................................16
   Section 7.03      Conditions to Obligations of HITN...........................................................17

Article 8. Indemnification.......................................................................................17

   Section 8.01      Indemnification.............................................................................17
   Section 8.02      Limitations on Indemnification for Breaches of Representations and Warranties...............18
   Section 8.03      Indemnification Procedures..................................................................18
   Section 8.04      Treatment for Tax Purposes..................................................................19

Article 9. Termination...........................................................................................19

   Section 9.01      Expiration; Termination.....................................................................19

Article 10. General Provisions...................................................................................20

   Section 10.01        Payment of Sales, Use or Similar Taxes...................................................20
   Section 10.02        Survival of Representations and Warranties...............................................20
   Section 10.03        Expenses.................................................................................20
   Section 10.04        Entire Agreement; Amendments and Waivers.................................................20
   Section 10.05        Governing Law............................................................................20
   Section 10.06        Table of Contents and Headings...........................................................21
   Section 10.07        Notices..................................................................................21
   Section 10.08        Publicity................................................................................21
   Section 10.09        Severability.............................................................................22
   Section 10.10        Binding Effect; Assignment...............................................................22
   Section 10.11        Remedies.................................................................................22
   Section 10.12        Resolution of Certain Disputes...........................................................22
   Section 10.13        Counterparts.............................................................................24

                                LIST OF EXHIBITS

                        A. Definitions and Interpretation

                        B. Form of IUA



                                 LIST OF ANNEXES

                        I. Option Spectrum Rights

                            SPECTRUM OPTION AGREEMENT

                  SPECTRUM OPTION AGREEMENT, dated as March 29, 2004 (the "Effective Date"), by and between Clearwire Corporation, a Delaware corporation ("Clearwire"), and Hispanic Information and Telecommunications Network, Inc., a New York nonprofit corporation ("HITN").

                                    RECITALS:

                  WHEREAS, Annex I hereto lists all Pending Applications (as defined herein) for licenses ("FCC Licenses") for Instructional Television Fixed Service ("ITFS") that have been made by HITN to the Federal Communications Commission (the "FCC") as of the Effective Date (and such annex identifies, with respect to each of the Pending Applications listed therein, the ITFS channels to be licensed thereunder ("Channels"), the exclusive service area of such FCC License under applicable FCC rules, regulations and policies ("Market"), the number of total households within such Market ("Households"), and the product of the number of Channels times the Households ("CPOPs"));

                  WHEREAS, subject to the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules, regulations and policies (the "FCC Rules"), ITFS stations' excess capacity may be used for commercial purposes (the "Commercial Spectrum Capacity");

                  WHEREAS, subject to obtaining FCC Licenses under the Pending Applications, HITN desires to grant an option to Clearwire to lease from HITN, some or all of the Commercial Spectrum Capacity for each of the Channels listed in Annex I (the "Option Spectrum Rights"), consisting of 53,455,558 CPOPs in the aggregate, free and clear of any Liens;

                  WHEREAS, certain defined terms used in this Agreement, and rules of interpretation applicable to this Agreement, are contained in Exhibit A hereto.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                   Article 1.

                         ACQUISITION OF SPECTRUM RIGHTS

                  Section 1.01 Option. In consideration of the payment to HITN of the Option Consideration, HITN hereby grants to Clearwire an option (the "Option") for Clearwire (or its designee) to lease from HITN some or all of the Option Spectrum Rights, as determined by Clearwire on a Market by Market basis, free and clear of all Liens, pursuant to an individual use agreement in substantially the form attached as Exhibit B hereto (an "IUA"). The Option may be exercised by Clearwire (or its designee), at any time and from time to time, as to one or more of the FCC Licenses granted pursuant to a Pending Application during the period commencing on the date upon which Clearwire receives the Option Notice from HITN and expiring on the one



PAGE 1 - SPECTRUM OPTION AGREEMENT
hundred eightieth (180th) day following the receipt by Clearwire of the Option Notice ("Option Exercise Period"). Except as provided in Section 1.05 below, the Option Consideration is non-refundable, regardless of whether Clearwire exercises the Option, unless any representation or warranty of HITN made pursuant to this Agreement or the IUA is not true and correct in all material respects, or if HITN fails to perform in any material respect its covenants set forth in this Agreement or in the IUA, and in either such case such breach of a representation, warranty or covenant, if curable, is not cured within forty-five
(45) days after delivery of written notice of the breach.

                  Section 1.02 Option Consideration.

                  (a) Clearwire shall pay to HITN the sum of the amounts listed beside each Market on Annex I hereto, totaling an aggregate of *** (the "Option Consideration") of which (i) *** shall be advanced to HITN within twenty four
(24) hours following the execution of this Agreement by all of the Parties hereto ("Cash Consideration"), and (ii) *** shares of Class A Common Stock issued at an agreed upon value of $1.00 per share ("Equity Consideration") which shall be issued upon being "earned". The Option Consideration for each Market shall not be determined to be "earned" by HITN until the FCC grants the FCC License for such Market to HITN pursuant to a Pending Application. If, however, FCC Licenses have been granted to HITN covering fifty percent (50%) or more of the CPOPs listed on Annex I ("50% Grant"), then Option Consideration for all of the Markets shall be deemed "earned". To the extent the Option Consideration has not been "earned", then such Option Consideration shall be subject to refund as provided in Section 1.06.

                  (b) At the time that HITN provides the Option Notice, HITN shall also provide Clearwire with a written notice of its election as to have the Option Consideration for the applicable Market(s) to which the Option Notice applies as set forth on Annex I be the Cash Consideration and/or the Equity Consideration, or a combination of Cash Consideration and Equity Consideration. If HITN elects to apply a portion of the Cash Consideration to the Option Consideration for such Market, then such amount shall no longer be subject to refund as provided in Section 1.06. If HITN elects to apply all or a portion of the Equity Consideration to the Option Consideration for such Market, then Clearwire shall issue that number of shares equal to that portion of the Option Consideration for such Market as elected by HITN at a value of $1.00 per shares (for example, if HITN elects to receive Equity Consideration for the Alamosa, CO market, then Clearwire would issue 2,800 share of Class A Common Stock to HITN for such Market). At such time as the 50% Grant shall have occurred, then Clearwire shall issue the remaining Equity Consideration, if any, to HITN.

                  Section 1.03 Option Notice. HITN shall provide written notice ("Option Notice") to Clearwire of the grant of an FCC License by the FCC pursuant to a Pending Application within thirty (30) days of such grant. HITN shall provide Option Notices for any FCC Licenses granted prior to the Expiration Time. If prior to the Expiration Time, the FCC has taken final, binding and non-appealable action with respect to any of the Option Spectrum Rights that (i) terminates or denies a Pending Application of HITN and any rights HITN has to such spectrum, (ii) reallocates such spectrum to a party other than HITN, or (iii) takes such other


PAGE 2 - SPECTRUM OPTION AGREEMENT
action as would render a Pending Application ineffective (each, an "FCC Action"), then the Option shall terminate only as to the Pending Application that is the subject of such FCC Action.

                  Section 1.04 Exercise Notice. In order to exercise the Option, Clearwire (or its designee) shall deliver to HITN during the Option Exercise Period a written notice of its election to exercise the Option as to a particular FCC License which has been granted pursuant to a Pending Application (the "Election Notice"). Upon delivery of an Election Notice, each Party shall use its best commercially reasonable efforts to cause (i) the conditions to Closing identified in Article 7 to be satisfied and (ii) the Closing to occur as promptly as possible.

                  Section 1.05 Expiration Time. HITN shall provide the Option Notices to Clearwire from the Effective Date through the second (2nd) anniversary ("Second Anniversary) of the Effective Date (the "Expiration Time"). Notwithstanding the foregoing, (i) the Expiration Time in respect of any FCC Licenses subject to an Option Exercise Period that has not lapsed on the Second Anniversary shall be extended, but only with respect to the FCC Licenses that are the subject of such Option Expiration Period, through the end of that Option Expiration Period. It is understood that the Option shall terminate as to any Market subject to an FCC License in the event that the Option Exercise Period with respect to such Market expires without Clearwire having delivered an Election Notice with respect thereto.

                  Section 1.06 Refund of Option Consideration. For (a) each Pending Application still subject to the Option for which there has been an FCC Action, and (b) each Pending Application for which no FCC License has been granted at the Expiration Time, provided that in each case that the 50% Grant has not occurred, HITN shall (i) in the event of an FCC Action, to the extent that the shares of the Equity Consideration remains undelivered, HITN shall provide written notice to Clearwire of HITN's election to cancel its right to receive that number of shares of Equity Consideration equal to the Option Consideration with respect to the Market covered by such Pending Application as set forth in Annex I divided by $1.00 or reimburse Clearwire an amount equal to the portion of the Cash Consideration advanced to HITN for the Option with respect to the Market covered by such Pending Application as set forth on Annex I; or (ii) at the Expiration Time, refund to Clearwire any Cash Consideration which has not been "earned" as provided in this Agreement and no additional Equity Consideration shall be issued. Any Cash Consideration refunded to Clearwire pursuant to this Section 1.06 shall be payable in equal monthly installments amortized equally over a period of sixty (60) months beginning no later than sixty (60) days following HITN's notification of such FCC Action or the Expiration Time, as the case may be, as a credit to the monthly royalty fee payable by Clearwire (or one or more of its subsidiaries) pursuant to one or more of the IUAs between HITN and Fixed Wireless Holdings, LLC dated November 13, 2003 and/or one or more of the IUAs entered into pursuant to this Agreement until such amount refund has been paid back in full; provided, however, that if there is no such IUA in force or effect at such time, then HITN will pay to Clearwire an amount equal to the unpaid portion of the refund in cash or immediately available funds; provided, further that if the 50% Grant occurs after such time as there have been refunds payments of cash or cancellations of rights to receive shares of Equity Consideration by HITN in favor of Clearwire pursuant hereto, then HITN shall be entitled to receive prompt repayment of any such amounts or reinstatement of any such rights, as the case may be.


PAGE 3 - SPECTRUM OPTION AGREEMENT

                  Section 1.07 IUA Lease Rates. Each IUA shall contain the same tiered lease rates for all Spectrum Rights leased therein. The net present value of the aggregate lease payments under each IUA (over a full term of thirty (30) years, using a discount rate of ten percent (10%) per annum and a growth rate of three percent (3%) per annum) shall equal Nine Cents ($0.09) per CPOP leased therein, as reasonably determined by Clearwire.

                  Section 1.08 FCC Permitted Extensions. With respect to each IUA for Option Spectrum Rights, if the FCC Rules should at any time not prohibit
(i) lease terms in excess of fifteen (15) years or (ii) the same parties from entering into a new lease for a new fifteen (15) year term, the term (either the initial term or any renewal term) of each IUA then in effect and any new IUAs entered into after such date shall be automatically extended to the maximum term then permitted, not to exceed a maximum term of thirty (30) years for each IUA. No additional compensation (other than compensation set forth in the IUA) shall be payable to HITN in connection with such extension of the term.

                  (a) Upon the expiration of an IUA, Clearwire and HITN shall enter into a Renewal Agreement for an additional term equal to the remainder of the thirty (30) year period from the date of the IUA unless (i) Clearwire or HITN terminated the IUA prior to the expiration of the Term (as defined in the IUA) in accordance with its terms or (ii) HITN enters into an agreement with the original offering party after the satisfaction of its obligations with respect to the right of first refusal set forth in Section 1.09. If Clearwire and HITN enter into a Renewal Agreement, the only payments due HITN thereunder shall be the monthly lease payments described therein; HITN shall not receive any other payments in connection with entering into the Renewal Agreement.

                  (b) If the FCC at any time does not prohibit parties from allowing additional renewal, first renewal, or other substantially similar rights (an "Extension Right"), each IUA then in effect shall be deemed amended to include the Extension Right to the extent, and only to the extent, necessary to permit the extension of a Term to a total maximum term not to exceed thirty
(30) years, and no additional compensation (other than compensation set forth in the IUA) shall be payable to HITN in connection with such amendment; provided that in any case, the right of first refusal in Section 1.09 shall remain in effect upon expiration of such thirty (30) year term.

                  Section 1.09 Right of First Refusal on IUAs. With respect to each IUA, during the Term (as defined in the IUA) and for a period of twenty-four (24) months thereafter ("ROFR Period"), Clearwire shall have a right of first refusal to use the Commercial Spectrum Capacity as set forth in this
Section 1.09. Upon the receipt by HITN of any bona fide offer (an "ROFR Offer") to use any of the Commercial Spectrum Capacity following the Term, which ROFR Offer HITN desires to accept, HITN shall transmit a written notice of the ROFR Offer to Clearwire (the "ROFR Offer Notice"). The ROFR Offer Notice (i) shall contain the name and address of the Person making the ROFR Offer, the payment structure therefore and a summary of all material terms of such ROFR Offer, and
(ii) shall offer to Clearwire the option to enter into a new agreement upon the terms and subject to the conditions of the proposed third party use or lease agreement as set forth in the ROFR Offer Notice. Clearwire shall then have the right for thirty (30) days to accept such ROFR Offer. If Clearwire accepts such ROFR Offer, Clearwire and HITN shall enter into a new agreement on such terms and conditions. If after such thirty (30) day period Clearwire does not accept such ROFR Offer, its rights hereunder as to such


PAGE 4 - SPECTRUM OPTION AGREEMENT

ROFR Offer shall terminate and HITN may for a period of sixty (60) days following the Term enter into an agreement with the original offering party on the same terms and conditions as were offered to Clearwire. If after such sixty
(60) day period, HITN does not enter such an agreement with the original offering party, the Clearwire right of first refusal described in this Section
1.05 shall again apply for such timing remaining in the ROFR Period. If the ROFR Offer Notice provides that any consideration is to be paid by the third person in whole or in part in a form other than cash, Clearwire accepts the ROFR Offer, and Clearwire is able to provide or procure comparable non-cash consideration using commercially reasonable efforts, Clearwire will so provide or procure. In the event Clearwire is unable to provide or procure comparable non-cash consideration, Clearwire may substitute, in whole or in part, for non-cash consideration an amount in cash fairly equivalent to the then fair market value of the non-cash consideration payable by the third person. The ROFR Offer acceptance must specify the amount of any such substitute cash consideration and the non-cash consideration for which it is intended to substitute. If HITN disputes that the substitute cash consideration specified by Clearwire is in an amount fairly equivalent to the fair market value of the non-cash consideration payable by the third person, HITN must within fifteen (15) days after the receipt of the ROFR Offer acceptance provide Clearwire with written notice specifying the amount HITN considers to be fairly equivalent to the fair market value of the non-cash consideration payable by the third person (the "Counter Offer"). The question of fair market value of the non-cash consideration will be resolved pursuant to the Baseball Arbitration unless Clearwire gives HITN written notice within fifteen (15) days after its receipt of the Counter-Offer that Clearwire agrees to enter into an agreement containing the fair market value set forth in the Counter-Offer.

                                   Article 2.

                                  CONSIDERATION

                  Section 2.01 Consideration. Upon the exercise of the Option as to one or more FCC Licenses for Commercial Spectrum Capacity, the total consideration payable for each such FCC License (the "Exercise Consideration"), in addition to the lease payments set forth in the applicable IUA in accordance with Section 1.05, shall equal the sum of the following:

                  (a) A sum of money (the "Exercise Cash Consideration") (i) in the case of those CPOPs encompassed by Tier 1 FCC Licenses and listed on Part 1 of Annex I attached hereto, equal to the product of [***] times (B) the number of CPOPs that HITN delivers to Clearwire at the applicable Option Closing, and
(ii) in the case of those CPOPs encompassed by Tier 2 FCC Licenses and listed on
Part 2 of Annex I attached hereto, equal to the product of (A) [***] times (B) the number of CPOPs that HITN delivers to Clearwire at the applicable Option Closing, in each such case pursuant to the IUAs duly executed and delivered in accordance with this Agreement, rounded to the nearest whole cent.

                  (b) A stock certificate representing a whole number of shares of Class A Common Stock (the "Exercise Equity Consideration") equal to the result of (i) [***] times (ii) the number of CPOPs that HITN delivers to Clearwire at the applicable Option Closing pursuant to the IUA(s) duly executed and delivered in accordance with this Agreement


PAGE 5 - SPECTRUM OPTION AGREEMENT
upon the exercise of the Option divided by (iii) the Current Clearwire Stock Price, rounded to the nearest number of whole shares, in effect on the applicable Option Closing Date.

                  Section 2.02 Contingent Consideration.

                  (a) Within thirty (30) days following delivery of Clearwire' unaudited financial statements ("Positive EBITDA Financial Statements") for the first two consecutive fiscal quarters of Clearwire in which Clearwire has achieved Positive EBITDA (the "Applicable Quarters"), as determined pursuant to such financial statements prepared in the ordinary course of business, Clearwire will provide HITN with written notice ("EBITDA Notice") that Clearwire has achieved Positive EBITDA. The EBITDA Notice will include a copy of the Positive EBITDA Financial Statements, a statement of Clearwire' Gross Operating Margin and Clearwire' calculation of the Positive EBITDA for the Applicable Quarters. Within thirty (30) days of delivery of the EBITDA Notice, Clearwire will issue to HITN a number of additional shares of Class A Common Stock (rounded to the nearest whole share) (the "Contingent Consideration") equal to a fraction in which:

                        (i) The numerator is the lesser of (A) one percent (1%)
            of the Gross Operating Margin of Clearwire in the Applicable Quarters, as determined from the Positive EBITDA Financial Statements or (B) [***] multiplied by the total number of CPOPs leased to Clearwire pursuant to IUAs under this Agreement at such time; and

                        (ii) The denominator is the Current Clearwire Stock
            Price.

                  (b) For the purposes of this Section 2.02, "Positive EBITDA" shall mean the earnings before net interest, income taxes, depreciation expense, and amortization expense of Clearwire, but only if the result thereof is a positive number.

                  (c) For the purposes of this Section 2.02, "Gross Operating Margin" shall mean (i) gross revenues of all products and services (less all sales, use or excise taxes; on- or off-invoice discounts, allowances, rebates, grants, special purchase allowances, sale prices, or special offers provided by Clearwire; and any returns of products) minus (ii) all cost of goods sold and cost of services, including all payments under the IUAs and all employee expenses, but excluding any allocation for overhead and general and administrative costs.

                  (d) For clarity, the CPOPs attributable to the exercise of any Option shall be counted as additional CPOPs for purposes of the Warrant Agreement.

                                   Article 3.

                                    CLOSINGS

                  Section 3.01 Closings. With respect to the closing upon each exercise of the Option as to the Option Spectrum Rights (each an "Option Closing"), such Option Closing will occur at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, at 10:00 a.m. Seattle time on the day that is as promptly as practical (but in no event earlier than five (5) days following receipt by HITN of the Exercise Notice) after


PAGE 6 - SPECTRUM OPTION AGREEMENT
satisfaction or waiver of the applicable conditions set forth in Article 7 hereof (each, an "Option Closing Date"). An Option Closing may occur after the Expiration Time if Clearwire has duly delivers an Exercise Notice during the applicable Option Exercise Period.

                  Section 3.02 Closing Deliveries. At each Option Closing, if any, with respect to the Option Spectrum Rights set forth in the applicable Exercise Notice:

                  (a) HITN shall deliver or cause to be delivered to Clearwire an IUA with respect to such Option Spectrum Rights, duly executed by an authorized representative of HITN.

                  (b) Clearwire shall deliver or caused to be delivered (i) the applicable Exercise Cash Consideration by wire transfer in immediately available funds to HITN, and (ii) a stock certificate representing the applicable Exercise Equity Consideration.

                  Section 3.03 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

                                   Article 4.

                     REPRESENTATIONS AND WARRANTIES OF HITN

                  HITN hereby represents and warrants to Clearwire that:

                  Section 4.01 Organization and Good Standing. HITN is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. HITN is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or FCC Licenses and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

                  Section 4.02 Authorization of Agreement. HITN has all requisite corporate power and authority (i) to enter into, deliver and carry out the transactions contemplated by this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement, (ii) to enter into and deliver all documents required or necessary to be executed by HITN in connection with the consummation of the Contemplated Transactions (collectively the "HITN Option Documents"), and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement has been and the HITN Option Documents when delivered will be duly and validly executed and delivered by HITN and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the HITN Option Documents will constitute when delivered the legal, valid and binding obligations of HITN, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of


PAGE 7 - SPECTRUM OPTION AGREEMENT
commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  Section 4.03 No Conflict. Except as set forth on Section 4.03 of the disclosure schedule attached hereto by HITN (the "HITN Schedule"):

                  (a) Neither the execution and delivery by HITN of this Agreement or the HITN Option Documents, nor compliance by HITN with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents of HITN, (ii) conflict with, violate, result in the breach of, constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any party the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which HITN is a party or by which HITN or any of its properties or assets is bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency or authority by which HITN is bound.

                  (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of HITN in connection with the execution and delivery of this Agreement or the HITN Option Documents or the compliance by HITN with any of the provisions hereof or thereof.

                  Section 4.04 FCC Licenses. Throughout the term of this Agreement and the term of each IUA that HITN and Clearwire (or its subsidiary) enters into pursuant to this Agreement:

                  (a) For each Pending Applications, Annex I sets forth the name of the applicant, the FCC identifier (e.g., call sign or file number), the Channels, the Market, the number of Households, and the number of CPOPs. To the best knowledge of HITN, all information set forth in such Annex is complete and accurate in all respects. Neither HITN nor any of its Affiliates have modified or sought to have modified any Pending Application.

                  (b) To the best knowledge of HITN, none of the Pending Applications, or the FCC Licenses to be issued pursuant to the Pending Applications are subject to any Liens, including without limitation any rights of first refusal or purchase or lease options.

                  (c) Upon each applicable Option Closing Date, HITN shall be authorized, by final order, to hold all of the FCC Licenses constituting the Option Spectrum Rights under the applicable Exercise Notice and to lease them to Clearwire pursuant to an IUA, in each case free and clear of all Liens.

                  (d) On each applicable Option Closing Date, (i) the grant, renewal or assignment of the applicable FCC Licenses constituting the Option Spectrum Rights under the applicable Exercise Notice to HITN shall have been approved by the FCC by final order and such FCC Licenses will be validly issued and in full force and effect; (ii) there shall be no Proceeding pending before the FCC or threatened with respect to any of the applicable FCC Licenses; (iii) HITN and its Affiliates shall have made on a timely basis all payments to any applicable Government Agency with respect to such FCC Licenses, including all payments due to the FCC and all required copyright royalty fee payments and all required Statements of


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



Account to the U.S. Copyright Office relating to retransmission of television and radio broadcast signals; and (iv) HITN shall be otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office.

                  (e) To the best of HITN's knowledge, all Pending Applications have been timely filed, and the FCC has not notified any of HITN that any of the Pending Applications is subject to denial due to lack of timely filing or other defect.

                  (f) On the applicable Option Closing Date, all FCC Reports and fees required to be filed by each HITN with the FCC with respect to the applicable FCC Licenses constituting Option Spectrum Rights under the applicable Exercise Notice shall have been timely filed and paid. On the applicable Option Closing Date, all FCC Reports filed by HITN shall be complete and correct in all material respects.

                  Section 4.05 Tower Leases. HITN is not a party to any Tower Lease in a Market which is subject of a Pending Application.

                  Section 4.06 Interference Coordination Agreements. On the applicable Option Closing Date, to HITN's best knowledge, HITN shall not have granted with respect to any of the applicable FCC Licenses constituting Option Spectrum Rights under the applicable Exercise Notice any interference rights or agreements that would have a material impact the use of the Channels.

                  Section 4.07 Litigation. There is no Proceeding now in progress or pending or, to the best knowledge of HITN, threatened against HITN or the assets (including the intellectual property rights) or the business of HITN, nor to the best knowledge of HITN, does there exist any basis therefore, except for immaterial claims brought against HITN in the ordinary course of business. HITN is not subject to any Government Order.

                  Section 4.08 Compliance with Laws; Permits. HITN (a) has complied in all respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a HITN Material Adverse Effect and (b) has all federal, state, local and foreign governmental Permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a HITN Material Adverse Effect, such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to the best knowledge of HITN, threatened to revoke or limit any such Permit. Section 4.08 of the HITN Schedule sets forth a list of all material licenses, permits and qualifications (other than the FCC Licenses) and the expiration dates thereof.

                  Section 4.09 Offering Exemption; Securities Representations.


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



                  (a) HITN is an "accredited investor" as this term is defined in Rule 501(a) of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

                  (b) HITN is acquiring the Exercise Equity Consideration for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. HITN understands that the Exercise Equity Consideration has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  (c) HITN is knowledgeable and experienced in the telecommunications industry and is capable of evaluating the risks and merits of the Contemplated Transactions, including the acquisition of shares of Class A Common Stock, and making an informed decision with respect thereto. HITN, its officers, and directors have had sufficient opportunity to ask questions of and receive answers from Clearwire concerning the business of Clearwire, its operations, assets and liabilities. HITN and its representatives have had an opportunity to review all documents and records concerning Clearwire and its business that Clearwire has requested. HITN has conducted its own independent assessment, analysis and investigation with respect to Clearwire and its business at the time of entering into this Agreement and has agreed to enter into this Agreement based solely on this assessment, analysis and investigation, and the representations and warranties of Clearwire set forth in Article 5 hereof.

                  (d) HITN is aware that Clearwire is a speculative enterprise, that certain of the information disclosed to HITN contains forward looking statements which involve risks and uncertainties, and that Clearwire' actual results may differ significantly from the results discussed in these forward looking statements. HITN further acknowledges that the value of Clearwire' respective assets is inherently uncertain and is dependent upon market, technological, and regulatory developments concerning feasible and allowable uses. HITN represents and warrants to Clearwire that it has assessed these factors independently and has agreed to enter into this Agreement without reliance upon or expectation of any representations, warranties, or disclosures of any kind from Clearwire, except as specifically set forth in Article 5 hereof.

                  (e) For purposes of application of state securities law, HITN is a resident of the State of New York.

                  Section 4.10 Brokers. Neither HITN nor any of its directors, officers, employees, or representatives has employed any broker or finder in connection with the Contemplated Transactions.

                  Section 4.11 Suitability. To the knowledge of HITN, after due inquiry, none of the following events has occurred during the last five years with respect to any of its directors or officers: (a) a petition under federal bankruptcy or insolvency Laws was filed by or against, or a receiver, fiscal agent or similar officer was appointed for the business or property of such person; (b) such person was indicted for any crime, or was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding; (c) such person is subject to an Order enjoining him from engaging in any kind of business practice, or any other activity in connection with the



PAGE 10 - SPECTRUM OPTION AGREEMENT
purchase or sale of securities, or to be associated with persons engaging in such activities; (d) such person has ever been denied any permit affecting HITN or such person's ability to conduct any activity conducted by HITN; or (e) such person was found by a court of competent jurisdiction in a civil action or by a government agency to have violated any securities laws.

                  Section 4.12 Disclosure. Neither this Agreement (including all exhibits, annexes, schedules or attachments hereto) nor any certificate furnished or made to Clearwire or pursuant to or in connection with this Agreement (including all exhibits, annexes, schedules or attachments hereto) contains any untrue statement of a material fact or, to the best knowledge of HITN, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                  Section 4.13 Knowledge. Any representation, warranty, covenant, obligation, or part thereof that states that it is made to the best knowledge of HITN is made to its best knowledge after commercially reasonable investigation and includes all facts which it knew or should have known as a result of such investigation, including the best knowledge of HITN's executive officers and legal counsel after commercially reasonable investigation.

                                   Article 5.

                   REPRESENTATIONS AND WARRANTIES OF CLEARWIRE

                  Clearwire hereby represents and warrants to HITN that:

                  Section 5.01 Organization and Good Standing. Clearwire is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Clearwire is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing does not have and would not reasonably be expected to have a Clearwire Material Adverse Effect.

                  Section 5.02 Authorization of Agreement. Clearwire has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Clearwire in connection with the consummation of the Contemplated Transactions (the "Clearwire Option Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement have been and the Clearwire Option Documents will be when delivered duly and validly executed and delivered by Clearwire and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the Clearwire Option Documents will constitute when delivered the legal, valid and binding obligations of Clearwire, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity,


PAGE 11 - SPECTRUM OPTION AGREEMENT
including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  Section 5.03 Capitalization.

                  (a) As of the Effective Date, immediately prior to the occurrence of the First Closing, and without giving effect to the transactions contemplated by the Stock Purchase Agreement and Undertaking, (i) the authorized capital stock of Clearwire consists of 175,000,000 shares of Class A Common Stock, $0.0001 par value per share (the "Class A Common Stock"), 100,000,000 shares of Class B Common Stock, $0.0001 par value per share ("Class B Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"), (ii) there are 14,007,625 shares of Class A Common Stock, 41,459,840 shares of Class B Common Stock and no shares of Preferred Stock issued and outstanding and (iii) zero shares of Class A Common Stock, Class B Common Stock or Preferred Stock are held by Clearwire as treasury stock. All of the issued and outstanding shares of Class B Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

                  (b) As of the Effective Date, there are options, warrants, calls, rights, commitments or other agreements of any character to which Clearwire is a party for the issuance of 5,525,000 shares of Class A Common Stock and zero shares of Class B Common Stock, and there are no securities of Clearwire outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Class A Common Stock or other equity securities of Clearwire or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Class A Common Stock or other equity securities of Clearwire. Pursuant to the Agreement and Plan of Merger between Clearwire, NextNet Wireless, Inc. and NN Acquisition Sub, Inc., Clearwire is obligated to issue up to 13,869,540 shares of Class A Common Stock and 3,070,320 warrants to purchase shares of Class A Common Stock upon the closing of the merger contemplated in such agreement, which merger became effective on March 16, 2004. Except for the Stockholders Agreement dated November 13, 2003 between HITN, Clearwire and Clearwire Holdings, Inc. (the "Stockholders Agreement"), as amended and restated on March 16, 2004, and the Registration Rights Agreement dated November 13, 2003 between HITN and Clearwire (the "Registration Rights Agreement"), as of the Effective Date, Clearwire is not a party to any voting trust or other voting agreement with respect to any of the shares of Class A Common Stock.

                  (c) The authorization, offer, issuance, sale and delivery of the Exercise Equity Consideration pursuant to this Agreement has been duly authorized by all requisite corporate action on the part of Clearwire, and the Exercise Equity Consideration, when issued, sold and delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable, free of any Liens and not subject to preemptive or similar rights of the other shareholders of Clearwire or others (other than as set forth in the Stockholders Agreement or Clearwire' Certificate of Incorporation, as amended). The terms, designations, powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock are as stated in the Clearwire' Certificate of Incorporation, as amended.



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



                  Section 5.04 No Conflict.

                  (a) Except as set forth on Section 5.04 of the Clearwire Schedule hereto, neither of the execution and delivery by Clearwire of this Agreement and of the Clearwire Option Documents, nor the compliance by Clearwire with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents of Clearwire, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Clearwire is a party or by which Clearwire or any of its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency by which Clearwire is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Clearwire Material Adverse Effect.

                  (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of Clearwire in connection with the execution and delivery of this Agreement or the Clearwire Option Documents or the compliance by Clearwire with any of the provisions hereof or thereof.

                  Section 5.05 Litigation. Except as would not reasonably be expected to have a materially adverse effect on the ability of Clearwire to close hereunder or as set forth on Section 5.05 of the Clearwire Schedule, (a) there is no Proceeding now in progress or pending or, to the knowledge of Clearwire, threatened against Clearwire or the assets or the business of Clearwire and (b) Clearwire is not subject to any order, writ, injunction or decree of any court or other Government Agency.

                  Section 5.06 Brokers. Neither Clearwire nor any of its directors, officers, employees or representatives has employed any broker or finder in connection with the Contemplated Transactions.

                                   Article 6.

                                    COVENANTS

                  Section 6.01 Consents and Approvals. Clearwire and HITN will use their respective commercially reasonable efforts to obtain, and each shall cooperate with and assist the other in obtaining, all consents, waivers, amendments, modifications, approvals, authorizations, permits and licenses which are required to be obtained by such party to effectuate this Agreement.

                  Section 6.02 Notice of Breach. HITN shall promptly give Clearwire written notice with particularity upon HITN or its directors, officers, agents or employers having knowledge of any matter that is reasonably likely to constitute a breach of any representation, warranty, agreement or covenant by HITN contained in this Agreement.

                  Section 6.03 Access to Information. HITN shall afford Clearwire and its representatives reasonable access to all of HITN's properties, books, contracts, commitments and records, all other information concerning its business and properties (subject to restrictions



PAGE 13 - SPECTRUM OPTION AGREEMENT
imposed by applicable law) as Clearwire may reasonably request (including copies of FCC Licenses, Pending Applications, interference coordination agreements and consents, and all documents filed in any Proceeding pending at the FCC relating thereto).

                  Section 6.04 Maintenance of FCC Qualifications. Except as such qualifications may be affected by this Agreement or one or more IUAs entered into pursuant to this Agreement, HITN hereby covenants and agrees that it shall maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of any FCC License, as such qualifications may be amended or modified from time to time (individually an "FCC Qualification" and collectively referred to as the "FCC Qualifications"), and further covenants that it shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that HITN shall lose any FCC Qualification; provided, that in the event that the FCC or any other legal authority shall at any time specify new or different qualifications or conditions for the maintenance of any FCC Qualification or shall issue a pronouncement offering a new interpretation of an FCC Qualification, HITN shall only be obligated to maintain such FCC Qualification in accordance with this sentence so long as to do so would not have a material adverse effect on its business or operations, taken as a whole; provided, further, that it shall not be deemed a breach of this sentence if HITN loses an FCC Qualification as a result, in whole or in part, of an act or omission of Clearwire or any failure of Clearwire to perform its obligations under this Agreement, any IUA or Renewal Agreement. If, at any time, HITN fails, or it appears to HITN more likely than not that it will fail, to maintain any one or more of its FCC Qualifications with respect to any of its FCC Licenses or its operations pursuant thereto, HITN shall give written notice to Clearwire within five (5) days after HITN becomes actually aware that (i) it no longer maintains such FCC Qualifications or (ii) with the passage of time or upon the occurrence of a future event it will no longer maintain such FCC Qualifications (referred to as a "Disqualification Event"). HITN shall cooperate with reasonable requests of Clearwire made from time to time for the purpose of verifying, at Clearwire' expense, that HITN maintains its FCC Qualifications. If, once a FCC License has been issued pursuant to a pending application, a Disqualification Event occurs, HITN shall, at its expense, promptly undertake all reasonable actions to obtain, to the extent permitted by applicable law, a waiver from the FCC regarding the circumstances giving rise to such Disqualification Event or to cure the circumstances giving rise to such Disqualification Event. If HITN does not obtain a waiver from the FCC, or otherwise cure the circumstances giving rise to, such Disqualification Event, HITN aggress to assist Clearwire, as reasonably requested by Clearwire, in identifying one or more entities possessing such FCC Qualifications, and to take such actions, as are reasonable and appropriate in order to effectuate the transfer or assignment of any FCC License affected by such Disqualification Event to one or more entities possessing all necessary FCC Qualifications.

                  Section 6.05 Assignment of FCC Licenses. HITN shall not sell, exchange, deliver ownership of, assign, encumber, or transfer, or permit the sale, exchange, delivery, assignment, encumbrance, or transfer of, any Pending Application or FCC License relating to any Market listed on Annex I except as permitted in the IUA applicable to such FCC License.

                  Section 6.06 Legends. HITN hereby consents to the placement of the following legends on all certificates representing capital stock of Clearwire received by HITN pursuant to this Agreement:


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



                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER'S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

                  THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN STOCKHOLDERS AGREEMENT AMONG CLEARWIRE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR INTEREST TO THE SHARES). SUCH AGREEMENT CONTAINS CERTAIN RIGHTS AND OBLIGATIONS REGARDING CORPORATE GOVERNANCE AND REGARDING THE VOTING, SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF SUCH CORPORATION'S SHARES. THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

                  Section 6.07 Assistance in Obtaining FCC Licenses. Clearwire shall cooperate with, and assist HITN in obtaining the grant of the FCC Licenses pursuant to the Pending Applications as Clearwire determines reasonable. In addition, Clearwire will reimburse up to One Hundred Thousand dollars ($100,000) in the aggregate, for reasonable expenses actually incurred by HITN (net of any credits, refunds or retainers previously paid by Clearwire to HITN or its counsel for such expenses) after the Effective Date, for legal fees (including FCC filing fees) incurred in HITN's efforts to obtain the FCC Licenses for the Option Spectrum Rights or HITN's counsels' efforts to evaluate, prepare and advise with respect to Pending Applications to the FCC filed by Licensee or to renew any Pending Application; (collectively referred to as "Licensee's Legal Expenses"). All other expenses in connection therewith (including, by way of example, engineering consultant fees, travel and reasonable out of pocket expenses) shall be reimbursed by Clearwire; provided, however, any such expense for which Licensee seeks reimbursement which is in excess of One Thousand Dollars ($1,000) shall have been approved by Clearwire prior to the time such expense was incurred, which approval shall not be unreasonably withheld.


PAGE 15 - SPECTRUM OPTION AGREEMENT

                                   Article 7.

                                   CONDITIONS

                  Section 7.01 Conditions to Each party's Obligations. The respective obligations of each party to effect any and all of the Closings hereunder shall be subject to the satisfaction on or prior to the applicable Option Closing Date of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Government Agency of competent jurisdiction preventing the consummation of the Contemplated Transactions shall be pending or in effect; provided, however, that prior to invoking this condition, each party hereto shall use all commercially reasonable efforts to have any such injunction or other order vacated.

                  (b) Statutes. No Law shall have been enacted, promulgated, or otherwise issued by any Government Agency with authority to enforce such Law, which would make consummation of the applicable Closing illegal.

                  Section 7.02 Conditions to the Obligations of Clearwire. The obligations of Clearwire to effect any and all of the Option Closings hereunder shall be subject to the satisfaction at or prior to the applicable Option Closing Date of each of the following conditions, any of which may be waived, solely in writing, and exclusively by Clearwire:

                  (a) Representations and Warranties. The representations and warranties of HITN contained in Article 4 hereof (i) shall have been true and correct when made and (ii) except to the extent that such representations and warranties relate to a particular date, shall be true and correct as of each of the applicable Closing Date as though made on that date.

                  (b) Covenants. HITN shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by HITN as of such Closing.

                  (c) Closing Certificate of HITN. Clearwire shall have received a certificate executed on behalf of HITN by a duly authorized officer of HITN and dated as of the applicable Closing Date to the effect, as of the applicable Closing, of Section 7.02(a) and Section 7.02(b) (unless otherwise waived in accordance with the terms thereof).

                  (d) No HITN Material Adverse Effect. During the period from the Effective Date to the applicable Option Closing Date, there shall not have occurred any event which has had or is reasonably likely to have an HITN Material Adverse Effect.

                  (e) Officer Certificates. Clearwire shall have received copies, in each case certified as of the applicable closing date by an authorized officer of HITN, of (i) the resolutions of the board of directors of HITN authorizing the execution, delivery and performance of this Agreement and the HITN Option Documents and (ii) the signature and incumbency of the officers of HITN authorized to execute and deliver this Agreement and the HITN Option Documents.


PAGE 16 - SPECTRUM OPTION AGREEMENT

                  (f) No Liens on Option Spectrum Rights. With respect to each Option Closing, Clearwire shall have received written documentation satisfactory to Clearwire in all respects, reflecting the ownership of such Option Spectrum rights by HITN, free and clear of all Liens; provided that the conditions set forth in this Section 7.02(f) shall be determined on a Market by Market basis such that the parties will proceed with entering into the IUAs that satisfy this condition at the applicable Option Closing notwithstanding the status of other Markets.

                  Section 7.03 Conditions to Obligations of HITN. The obligations of HITN to consummate and effect any and all of the Closings hereunder shall be subject to the satisfaction at or prior to the applicable Closing Date of each of the following conditions, any of which may be waived, solely in writing, and exclusively by HITN:

                  (a) Representation and Warranties. The representations and warranties contained in Article 5 hereof (i) shall have been true and correct when made and (ii) except for changes contemplated by this Agreement and except to the extent that such representations and warranties relate to a particular date, shall be true and correct as of the applicable Closing Date as though made on that date.

                  (b) Covenants. Clearwire shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Clearwire as of the applicable closing date.

                  (c) Closing Certificate of Clearwire. HITN shall have received a certificate executed on behalf of Clearwire by its duly authorized representative and dated as of the applicable closing date (i) to the effect, as of such closing, of Section 7.03(a) and Section 7.03(b) (unless otherwise waived in accordance with the terms thereof).

                                   Article 8.

                                 INDEMNIFICATION

                  Section 8.01 Indemnification.

                  (a) HITN shall indemnify Clearwire, its Affiliates, and each of their respective stockholders (other than HITN), directors, officers, employees, agents, successors and assigns (collectively, the "Clearwire Indemnified parties") and hold each of the Clearwire Indemnified parties harmless from and against any and all Damages based upon, attributable to or resulting from:

                           (i) The failure of any representation or warranty of
HITN set forth in Article 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of HITN pursuant to this Agreement, to be true and correct as of the dates made; and

                           (ii) The breach of any covenant or other agreement on
the part of HITN under this Agreement.

For purposes of Section 8.01(a)(i), the amount of Damages in respect of any breach of a representation or warranty shall be determined without regard to any limitation or qualification


PAGE 17 - SPECTRUM OPTION AGREEMENT
as to materiality, HITN Material Adverse Effect, knowledge or similar language set forth in such representation or warranty.

                  (b) Clearwire shall indemnify HITN, its Affiliates, and each of their respective, agents, successors and assigns (collectively, the "HITN Indemnified parties") and hold each of the HITN Indemnified parties harmless from and against any and all Damages based upon, attributable to or resulting from:

                           (i) The failure of any representation or warranty of
Clearwire set forth in Article 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Clearwire pursuant to this Agreement, to be true and correct as of the dates made; and

                           (ii) The breach of any covenant or other agreement on
the part of Clearwire under this Agreement.

For purposes of Section 8.01(b)(i), the amount of Damages in respect of any breach of a representation or warranty shall be determined without regard to any limitation or qualification as to materiality, Clearwire Material Adverse Effect, knowledge or similar language set forth in such representation or warranty.

                  Section 8.02 Limitations on Indemnification for Breaches of Representations and Warranties. An indemnifying party shall not have any liability under Section 8.01(a)(i) or Section 8.01(b)(i) hereof unless the aggregate amount of Damages to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $10,000 (the "Deductible") and, in such event, the indemnifying party shall be required to pay the amount of such Damages including those used to compute the Deductible.

                  Section 8.03 Indemnification Procedures.

                  (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Section 8.01 hereof (regardless of the Deductible referred to above) (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any


PAGE 18 - SPECTRUM OPTION AGREEMENT

Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim.

                  (b) After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

                  (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                  Section 8.04 Treatment for Tax Purposes. All payments by Clearwire under this Article 8 shall be treated as an adjustment to the consideration paid hereunder for all foreign, federal, state, and local income tax purposes.

                                   Article 9.

                                   TERMINATION

                  Section 9.01 Expiration; Termination. This Agreement shall expire on the last day of the last term under the last IUA executed pursuant to this Agreement. Termination of this Agreement pursuant to this Section 9.01 shall terminate all rights and obligations of the parties hereunder and this Agreement shall become void and have no force or effect. Notwithstanding the foregoing, this Section 9.01 and Section 10.08 shall remain in effect, and no party shall be relieved from any liability for any breach of any of its covenants or agreements in this Agreement prior to such termination.


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



                                   Article 10.

                               GENERAL PROVISIONS

                  Section 10.01 Payment of Sales, Use or Similar Taxes. Clearwire shall be liable for and shall pay (and shall indemnify and hold harmless the HITN Indemnified parties against) all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Contemplated Transactions.

                  Section 10.02 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive each of the Closings hereunder for a period of three (3) years from the each Option Closing Date regardless of any investigation made by the parties hereto. All agreements and covenants contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

                  Section 10.03 Expenses. Except as set forth in Section 6.7 or as otherwise provided in this Agreement, HITN and Clearwire shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

                  Section 10.04 Entire Agreement; Amendments and Waivers. This Agreement (including the annexes, schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                  Section 10.05 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


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



                  Section 10.06 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                  Section 10.07 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Clearwire, to:      Clearwire Corporation
                                            2300 Carillon Point
                                            Kirkland, WA 98033-7353
                                            Attention: R. Gerard Salemme
                                            Facsimile No.: (425) 828-8061

                  With a copy to:           Davis Wright Tremaine LLP
                                            2600 Century Square
                                            1501 Fourth Avenue
                                            Seattle, WA 98101
                                            Attention: Benjamin G. Wolff
                                            Facsimile No.: (206) 628-7699

                  If to HITN, to:           Hispanic Information and
                                            Telecommunications Network, Inc.
                                            449 Broadway, Third Floor
                                            New York, New York 10013
                                            Attention:  Jose Luis Rodriguez
                                            Facsimile No.: (212) 966-5725

                  With a copy to:           Day, Berry & Howard
                                            One Canterbury Green
                                            Stamford, CT 06901-2047
                                            Attention: Sabino Rodriguez
                                            Facsimile No.: (203) 977-7331

                  With a copy to:           RJGLaw LLC
                                            8401 Ramsey Avenue
                                            Silver Spring, MD 20910
                                            Attention: Rudolph J. Geist
                                            Facsimile No.: (301) 589-2644

                  Section 10.08 Publicity. No public release, announcement or other form of publicity concerning this Agreement or the Documents, shall be issued by either party without the prior consent of the other party, except as such release or announcement may be required by law, regulation or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent possible, allow the other party


PAGE 21 - SPECTRUM OPTION AGREEMENT
reasonable time to comment on such release or announcement in advance of such issuance. The parties shall use reasonable efforts to consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the transactions contemplated hereby prior to the consummation thereof.

                  Section 10.09 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  Section 10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either HITN or Clearwire (by operation of law or otherwise) without the prior written consent of the other parties hereto (which consent will not be unreasonably withheld) and any attempted assignment without the required consents shall be void.

                  Section 10.11 Remedies. The parties recognize that, in the event that a party should refuse to perform any provisions of this Agreement, monetary damages alone will not be adequate. The non-defaulting party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. Notwithstanding any other provision herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not constitute a waiver of the right to pursue other available remedies at any time.

                  Section 10.12 Resolution of Certain Disputes.

                  (a) If the parties are unable to resolve any monetary dispute under this Agreement or any dispute as to the interpretation of a provision of this Agreement (each, a "Dispute"), the baseball decision rules ("Baseball Arbitration") set forth in Section 10.12(b) shall apply. If the parties are unable to resolve any other disputes (each a "Breach Dispute"), including without limitation disputes regarding a breach or default under this Agreement, the parties shall arbitrate such dispute pursuant to the rules set forth in
Section 10.12(c).

                  (b) Any such Dispute shall be resolved by a single Arbitrator. In the event of a Dispute, either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by Baseball Arbitration. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. Within fifteen (15) days (the "Submission Period") after the appointment of the arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"), each party shall submit to the Arbitrator its own proposal for the resolution of the contested issue. Such submissions shall remain secret until after the Arbitrator has received each party's proposal, at which time the Arbitrator shall inform each party of the other's proposal. No such


PAGE 22 - SPECTRUM OPTION AGREEMENT
proposal may be amended after it is submitted to the Arbitrator. The Arbitrator shall compare the proposals. The Arbitrator shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted. If any party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination, and may permit discovery in accordance with the provisions of this Section 10.12(b).

                  (c) Any such Breach Dispute shall be resolved by a single Arbitrator. In the event of a Breach Dispute either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by an Arbitrator. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. During the Submission Period, the parties shall appoint the Arbitrator in accordance with the Commercial Arbitration Rules (then in effect) of the AAA. The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the Arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty).

                  (d) The arbitration hearing shall be located at a neutral site as mutually agreed by the parties, or if the parties cannot so agree, then the location of the arbitration shall be New York, New York. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitrator will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of this Section.

                  (e) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Section and the rules of the AAA.

                  (f) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's or Arbitration Panel's finding of facts and any relevant conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                  (g) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator is authorized to issue


PAGE 23 - SPECTRUM OPTION AGREEMENT
monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

                  (h) Any award rendered by the Arbitrator will be final, conclusive, and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

                  (i) Each party will bear an equal one-half of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled; the non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the AAA, and the expenses, including without limitation, attorneys' fees and costs, and expert and witness fees and costs, incurred by the other party to the arbitration.

                  (j) Notwithstanding anything to the contrary, neither party shall have any obligation to arbitrate claims for injunctive relief, specific performance, or other equitable relief or for the use or unauthorized disclosure of confidential information, as to which either party shall be entitled to seek and obtain relief from a court of competent jurisdiction.

                  Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]


PAGE 24 - SPECTRUM OPTION AGREEMENT

                  Each party has caused this Spectrum Option Agreement to be duly executed by its duly authorized officer or representative on the date first above written.


                                      CLEARWIRE CORPORATION



                                      By: /s/ R. Gerard Salemme
                                         ---------------------------------------
                                         Name: R. Gerard Salemme
                                         Title: Vice President



                                      HISPANIC INFORMATION AND
                                      TELECOMMUNICATIONS NETWORK, INC.



                                      By: /s/ Jose Luis Rodriguez
                                         ---------------------------------------

                                      Name: Jose Luis Rodriguez
                                           -------------------------------------

                                      Title: President
                                            ------------------------------------


PAGE 25 - SPECTRUM OPTION AGREEMENT

                                    EXHIBIT A

                         DEFINITIONS AND INTERPRETATIONS

                  (a) The following terms have the following meanings throughout this Master Spectrum Acquisition Agreement:

                  "50% Grant" has the meaning set forth in Section 1.02.

                  "AAA" has the meaning set forth in Section 10.12.

                  "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" means this Spectrum Option Agreement (including the annexes, schedules, and exhibits hereto, all of which are incorporated herein by this reference), as it may be amended under Section 10.04 hereof.

                  "Arbitrator" has the meaning set forth in Section 10.12.

                  "Baseball Arbitration" has the meaning set forth in Section 10.12.

                  "Cash Consideration" has the meaning set forth in Section
1.02.

                  "Channels" has the meaning set forth in the first Recital of this Agreement.

                  "Class A Common Stock" has the meaning set forth in Section 5.03(a).

                  "Class B Common Stock" has the meaning set forth in Section 5.03(a).

                  "Claim" has the meaning set forth in Section 8.03.

                  "Closings" means each Option Closing.

                  "Closing Dates" means each Option Closing Date.

                  "Commercial Spectrum Capacity" has the meaning set forth in the second Recital of this Agreement.

                  "Communications Act" has the meaning set forth in the second Recital of this Agreement.

                  "Contracts" means all oral and written contracts, agreements, instruments, commitments, understandings, and binding arrangements, including leases of real and personal


PAGE 1 - EXHIBIT A
property, licenses, purchase orders, sales orders, distribution agreements, and partnership or joint venture agreements.

                  "CPOPs" has the meaning set forth in the first Recital of this Agreement.

                  "Current Clearwire Stock Price" means the per share price of Class A Common Stock determined by the Board of Directors of Clearwire from time to time; provided, however, that if Clearwire has engaged in an equity funding round in excess of Two Million Dollars ($2,000,000) within 120 days of the time when the Current Clearwire Stock Price is to apply, then the Current Clearwire Stock Price at such time shall be the per share price of capital stock of Clearwire, determined on an as-converted basis to Class A Common Stock, paid in the most recent funding round of Clearwire that meets such criteria.

                  "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise.

                  "Deductible" has the meaning set forth in Section 8.02.

                  "Dispute" has the meaning set forth in Section 10.12.

                  "Disqualification Event" has the meaning set forth in Section 6.04.

                  "EBITDA Notice" has the meaning set forth in Section 2.04.

                  "Effective Date" has the meaning set forth in the introductory paragraph to this Agreement.

                  "Election Notice" has the meaning set forth in Section 1.04.

                  "Environmental Laws" has the meaning set forth in Section
4.08.

                  "Equity Consideration" has the meaning set forth in Section 1.02.

                  "Exercise Cash Consideration" has the meaning set forth in
Section 2.01(a).

                  "Exercise Consideration" has the meaning set forth in Section 2.01.

                  "Exercise Equity Consideration" has the meaning set forth in
Section 2.01(b).

                  "Existing ROFR" has the meaning set forth in Section 4.04.

                  "Expiration Time" has the meaning set forth in Section 1.05.

                  "FAA" has the meaning set forth in Section 4.05.

                  "FCC" has the meaning set forth in the first Recital of this Agreement.

                  "FCC Action" has the meaning set forth in Section 1.02.

                  "FCC Licenses" has the meaning set forth in the first Recital of this Agreement.

                  "FCC Qualification" has the meaning set forth in Section 6.04.

                  "FCC Reports" means those reports, filings, notices and regulatory fees required to be filed annually or periodically with the FCC by licensees, permittees, conditional licensees and operators, including reports and fees required by Sections 21.11(a), 21.911, 21.307(d) and 21.920 of the FCC Rules, as such reports, filings, notices, regulatory fees and similar filing and payment requirements may be added or amended.

                  "Clearwire" has the meaning set forth in the introductory paragraph to this Agreement.

                  "Clearwire Option Documents" has the meaning set forth in
Section 5.02.

                  "Clearwire Indemnified Parties" has the meaning set forth in
Section 8.01.

                  "Clearwire Schedule" has the meaning set forth in Section
5.04.

                  "Clearwire Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Clearwire, taken as a whole, other than changes affecting the broadband wireless business generally.

                  "Future ITFS Licenses" has the meaning set forth in Section 6.08.

                  "Governing Documents" means articles of incorporation, certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, or similar governing documents of an entity.

                  "Government Agency" means any Federal, state or local government or any foreign, national, provincial, or local government, or any governmental, regulatory, legislative, executive, or administrative authority, agency or commission, or any court, tribunal, or judicial body.

                  "Government Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Government Agency.

                  "Gross Operating Margin" has the meaning set forth in Section 2.04.

                  "HITN" has the meaning set forth in the introductory paragraph of this Agreement.

                  "HITN Option Documents" has the meaning set forth in Section 4.02.

                  "HITN Indemnified parties" has the meaning set forth in
Section 8.01.

                  "HITN Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of HITN, taken as a whole, other than changes affecting the broadband wireless business generally.

                  "HITN Schedule" has the meaning set forth in Section 4.03.

                  "Households" has the meaning set forth in the first Recital of this Agreement.

                  "ITFS" has the meaning set forth in the first Recital of this Agreement.

                  "IUA" has the meaning set forth in Section 1.01.

                  "Law" means the common law and any federal, provincial, state, local, or foreign statute, law, ordinance, code, rule, regulation, or other requirement or rule of law.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

                  "Market" has the meaning set forth in the first Recital of this Agreement.

                  "Option" has the meaning set forth in Section 1.01.

                  "Option Consideration" has the meaning set forth in Section 1.02.

                  "Option Exercise Period" has the meaning set forth in Section 1.01.

                  "Option Notice" has the meaning set forth in Section 1.02.

                  "Option Spectrum Rights" has the meaning set forth in the third Recital of this Agreement.

                  "Outstanding Licenses" has the meaning set forth in 1.04.

                  "Pending Applications" means the applications pending with the FCC for new FCC Licenses for ITFS, assignments or transfers of FCC Licenses for ITFS, modifications of FCC Licenses for ITFS, extensions of time to construct PSA stations and renewals of FCC Licenses for ITFS filed by HITN as set forth on Annex I.

                  "Person," whether or not such term is capitalized, means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

                  "Positive EBITDA" has the meaning set forth under Section
2.04.

                  "Positive EBITDA Financial Statements" has the meaning set forth in Section 2.04.

                  "Preferred Stock" has the meaning set forth in Section 5.03.

                  "Proceeding" means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Government Agency or any arbitrator or arbitration panel.

                  "Registration Rights Agreement" has the meaning set forth in
Section 5.03(b).

                  "Renewal Agreement" means a renewal or extension of an IUA on the same terms as provided in Exhibit B hereto or a new agreement entered into between Clearwire and HITN pursuant to the right of first refusal in Section 1.09.

                  "ROFR Offer" has the meaning set forth in Section 1.08.

                  "ROFR Offer Notice" has the meaning set forth in Section 1.08.

                  "ROFR Period" has the meaning set forth in Section 1.08.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Stockholders Agreement" has the meaning set forth in Section 5.03(b).

                  "Subsidiaries" has the meaning set forth in Section 5.04.

                  "Submission Period" has the meaning set forth in Section
10.12.

                  "Tax" means (a) any Federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, recapture, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (b) any liability for the payment of any amounts of the type described in clauses (a) as a result of any express or implied obligation to indemnify any other Person.

                  "Tax Authority" means any Government Agency having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                  "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "Tier 1 FCC Licenses" means the FCC Licenses for the ***.

                  "Tier 2 FCC Licenses" means the FCC Licenses for the ***.

                  "Tower Leases" means Contracts relating to the use by HITN transmission towers or other transmission equipment (and the embedded software and intellectual property rights incorporated therein) on the any real property used or occupied by HITN on which transmission towers used by HITN are located.

                  "Warrant Agreement" means the Warrant Agreement, dated as of November 13, 2003, between Clearwire and ITFS Spectrum Advisors, LLC.

                  (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of the Agreement, the following rules of interpretation shall apply:

                           (1) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

                           (2) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.


                           (3) Exhibits/Schedules. The Annexes, Exhibits, and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Annex, Exhibit, or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

                           (4) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                           (5) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

                           (6) Herein. The words such as "herein,"
         "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                           (7) Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                  (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                    EXHIBIT B

                                   FORM OF IUA

                                     ANNEX I


PART 1 -- TIER 1 LICENSES

                              OPTION
MARKET   CHANNEL POPS      CONSIDERATION
------   ------------      -------------

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

PART 2 -- TIER 2 LICENSES

***              ***       $         ***
***              ***       $         ***
***              ***       $         ***
***              ***       $         ***
                 ***       $         ***

                     ITFS CAPACITY USE AND ROYALTY AGREEMENT

         THIS ITFS CAPACITY USE AND ROYALTY AGREEMENT (this "Agreement") is made this ______ day of ____________, 200__ by and between (i) HISPANIC INFORMATION AND TELECOMMUNICATIONS NETWORK, INC., a New York not-for-profit corporation ("Licensee") and (ii) FIXED WIRELESS HOLDINGS, LLC, a Delaware limited liability company ("Operator"). Licensee and Operator are referred to individually without distinction as a "Party" and collectively as the "Parties."

                                    RECITALS:

         WHEREAS, the Federal Communications Commission (including any successor to its functions and powers, "FCC") allows Instructional Television Fixed Service (including any name then used by the FCC for such radio service after the date of the Option Spectrum Agreement, "ITFS") stations to be used for commercial purposes;

         WHEREAS, Licensee holds an FCC authorization with the call sign listed on Exhibit A (the "License", including any associated authorizations other than I-channel authorizations, the "Licenses") to operate the six (6) MHz ITFS channels listed on Exhibit A (each such channel, is referred to individually as an "ITFS Channel," and collectively as the "ITFS Channels") in the metropolitan area where the ITFS Channels are authorized to operate as listed on Exhibit A (the "Market Area");

         WHEREAS, Operator desires to provide digital wireless services to customers and to use the transmission capacity of the ITFS Channels for these purposes;

         WHEREAS, Operator may enter into capacity use agreements with other ITFS and/or Multipoint Distribution Service (including any name then used by the FCC for such radio service after the date of the Option Spectrum Agreement, "MDS") licensees and applicants in the Market Area, may be the licensee of MDS and ITFS channels in the Market Area and may use other radio frequencies, including unlicensed spectrum in the Market Area (the radio transmission and receive facilities in the Market Area using ITFS, MDS and other channels leased or licensed to Operator or any of its Affiliates or otherwise made available to Operator or any of its Affiliates for operation within the Market Area, including signal input facilities, are referred to collectively as the "System");

         WHEREAS, Licensee and Flux U.S. Corporation are parties to that certain Option Spectrum Agreement dated March 29, 2004 (the "Option Spectrum Agreement"), which provides for additional rights and obligations between Licensee and Operator;

         WHEREAS, the excess transmission capacity of the ITFS Channels is available for commercial and/or secondary purposes, consistent with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (collectively "FCC Rules"); and

         WHEREAS, Licensee is licensed under the Federal Communications Commission to disseminate its programming in the Instructional Television Fixed Service and Operator wishes to utilize Licensee's capacity pursuant to FCC Rules.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, Licensee and Operator agree as follows:

1.       TERM OF AGREEMENT.

         Subject to PARAGRAPHS 8 AND 9 of this Agreement, the term of this Agreement shall begin on the date hereof (the "Effective Date") and shall expire on the fifteenth (15th) anniversary of that date ("Initial Term"). If further extension of this Agreement or execution of a new Agreement is not then precluded by the FCC Rules generally pertaining to ITFS licenses, then, then upon the expiration of the Initial Term, if Operator is not then in default under this Agreement, this Agreement will automatically renew for three additional terms of five (5) years each (during the Initial Term or any Renewal
Term), not to exceed a maximum term of thirty (30) years (a "Renewal Term"); provided that this Agreement may be terminated by Operator at the expiration of the Initial Term or upon the Renewal Term, if Operator provides written notice to Licensee not less than ninety (90) days prior to the last day of the preceding term. The Initial Term together with the Renewal Term shall be referred to as the "Term". The terms and conditions of this Agreement for a Renewal Term shall be identical to the terms and conditions for the Initial Term.

2.       ALLOCATION AND USE OF TRANSMISSION CAPACITY.

         A)       DISTRIBUTION OF CAPACITY PRIOR TO TWO WAY OPERATIONS.

                  (i) Transition from Legacy Operations to Two-way Operations. The provisions of this SUBPARAGRAPH 2(a) shall be effective from the Effective Date until the date transitional operations provided for under this SUBPARAGRAPH 2(a) are discontinued, and the provisions of SUBPARAGRAPHS 2(c) THROUGH (p) shall be effective from the Start Date until the termination of this Agreement.

                           (1) Provision and Operation of Equipment. Promptly after the Effective Date, Operator, at its expense, shall procure and construct such equipment and facilities as are required to operate the ITFS Channels in accordance with the Licenses, and for Licensee to continue such services as it last provided prior to the Effective Date, whether pursuant to any prior provision of the transmission capacity of the ITFS Channels (a "Prior Use Agreement") to a third party (a "Prior User") or otherwise, including program input and video equipment. Once constructed, Operator shall operate and maintain such equipment and all subscriber stations in service as of the Effective Date used in conjunction with Licensee's services, at Operator's expense, in accordance with PARAGRAPH 3 and in accordance with SUBPARAGRAPH 6(c) as though such subscriber response stations were Primary Response Stations. Operator also shall procure and shall bear all expenses under all site leases.

                           (2) Right to Buy and Use Legacy Equipment under Prior Use Agreement or Otherwise.

                                    (A)      To the extent that Licensee owns,
                                             or has the right to use or possess,
                                             as of the Effective Date and apart
                                             from any Prior Use Agreement, the
                                             whole or any portion of the
                                             transmission, hub site reception,
                                             response station, program input
                                             equipment or other equipment used
                                             to operate the ITFS Channels in the
                                             Market Area prior to the Effective
                                             Date (any such equipment referred
                                             to as "Licensee Legacy Equipment"),
                                             Licensee agrees to make such
                                             Licensee Legacy Equipment available
                                             to Operator, at no additional cost
                                             to Operator, for use in the
                                             provision of ITFS services
                                             contemplated under this
                                             SUBPARAGRAPH 2(a) to the extent
                                             Licensee is able to do so without
                                             violating the terms of any
                                             agreement creating such right to
                                             use or possess.

                                    (B)      If the Prior Use Agreement provides
                                             Licensee with a right existing on
                                             the Effective Date to purchase the
                                             whole or any portion of the
                                             transmission and/or hub site
                                             reception equipment used by the
                                             Prior User or equipment in
                                             replacement thereof (the "Prior
                                             User Legacy Equipment," together
                                             with the Licensee Legacy Equipment,
                                             the "Legacy Equipment"), Licensee
                                             shall either exercise such right
                                             (any such purchase, a "Licensee
                                             Purchase") or Licensee shall
                                             promptly give Operator notice that
                                             Licensee does not intend to
                                             exercise such right. Unless
                                             Operator intends to cause the Start
                                             Date to occur so early that
                                             Operator does not have a need to
                                             use such Prior Use

                                             Legacy Equipment, if Licensee gives
                                             such notice, Operator shall tender
                                             to Licensee notice that Operator
                                             desires Licensee to exercise such
                                             right and Operator shall tender to
                                             Licensee such immediately available
                                             funds as are required to exercise
                                             and consummate such right by the
                                             date that is five (5) days (or if
                                             five days is not available, such
                                             reasonable time) before the time
                                             stated in the Prior Use Agreement
                                             by which Licensee must take any
                                             action to exercise such right of
                                             purchase (the "Equipment Notice
                                             Date"), and Licensee shall use
                                             commercially reasonable efforts,
                                             all at Operator's expense, to
                                             purchase such Prior User Legacy
                                             Equipment on behalf of Operator (an
                                             "Operator Purchase") in accordance
                                             with the terms of such purchase
                                             right; provided, however, Licensee
                                             shall not be required to, absent
                                             its consent (which consent will not
                                             be unreasonably withheld or
                                             delayed), and Licensee shall not
                                             without Operator's prior written
                                             consent, invoke judicial processes,
                                             invoke arbitral processes or take
                                             any other extraordinary action to
                                             require the Prior User's observance
                                             of such right. In the event that
                                             Licensee purchases the Prior User
                                             Legacy Equipment in accordance with
                                             this SUBPARAGRAPH 2(a)(i)(2)(B),
                                             the Prior User Legacy Equipment
                                             shall be used by Operator to
                                             commence operation or continue
                                             operation, as applicable, of the
                                             ITFS Channels in accordance with
                                             SUBPARAGRAPH 2(a)(i)(1). In the
                                             event of a Licensee Purchase,
                                             Licensee shall hold title in the
                                             Prior User Legacy Equipment, but
                                             Operator may use such equipment
                                             pursuant to the provisions of this
                                             SUBPARAGRAPH 2(a) and FCC Rules. In
                                             the event of an Operator Purchase)
                                             title shall be held by Operator
                                             and, if used to operate the ITFS
                                             Channels, such equipment shall be
                                             deemed leased to Licensee for One
                                             Dollar ($1.00) per year subject to
                                             the provisions of this SUBPARAGRAPH
                                             2(a). If Operator does not provide
                                             notice that Operator desires
                                             Licensee to exercise such purchase
                                             right or fails to tender to
                                             Licensee such funds by the
                                             Equipment Notice Date, Licensee may
                                             purchase the whole or any part of
                                             the Prior Use Legacy Equipment free
                                             of any and all rights of Operator
                                             thereto, and Licensee may use such
                                             equipment for any purpose,
                                             provided, in the event of such
                                             purchase, Licensee shall promptly
                                             remove acquired Prior User Legacy
                                             Equipment from any Transmission
                                             site then being utilized by
                                             Operator to provide transition
                                             services.

                                    (C)      If (x) the Prior Use Agreement
                                             provides Licensee with a right
                                             existing on the Effective Date to
                                             continue to use any of the Prior
                                             User Legacy Equipment, in lieu of
                                             or in addition to any right to
                                             purchase the same, or to otherwise
                                             occupy any one or more transmitter
                                             and/or hub reception sites for the
                                             ITFS Channels for any period after
                                             the expiration or termination of
                                             the Prior Use Agreement (a
                                             "Hold-over Right"), and (y)
                                             Operator shall tender to Licensee
                                             notice that Operator desires
                                             Licensee to exercise such right and
                                             Operator shall tender to Licensee
                                             such immediately available funds as
                                             are required to exercise and
                                             consummate such right by the date
                                             that is five (5) days before the
                                             time stated in the Prior Use
                                             Agreement by which Licensee must
                                             take any action to exercise the
                                             Hold-over Right (the "Hold-over
                                             Right Notice Date"), then Licensee
                                             shall use good faith efforts, all
                                             at Operator's expense, to exercise
                                             the Hold-over Right in accordance
                                             with the terms of such right;
                                             provided, however, Licensee shall
                                             not be required to, absent its
                                             consent, and Licensee shall not
                                             without Operator's prior written
                                             consent, invoke judicial processes,
                                             invoke arbitral processes or take
                                             any other extraordinary action to
                                             require the Prior User's observance
                                             of such right; provided, further,
                                             Licensee shall not be required to
                                             exercise such Hold-over Right if
                                             such Hold-over Right is not
                                             available or will be precluded
                                             because of the existence of this
                                             Agreement. In the event that
                                             periodic payments are required
                                             under the Prior Use Agreement in
                                             exchange for the Hold-over Right,
                                             Operator shall tender such payments
                                             to Licensee reasonably in advance
                                             of their due dates to allow
                                             Licensee to make such payments to
                                             the Prior User via U.S. mail, and
                                             if such payments are so tendered,
                                             Licensee shall timely make such
                                             payments. If the exercise of the
                                             Hold-over Right is an alternative,
                                             in whole or in part, to the
                                             exercise of any option to purchase
                                             the Prior User Legacy Equipment,
                                             then Operator may require Licensee
                                             to exercise the rights in this
                                             SUBPARAGRAPH 2(a)(i)(2)(C) to the
                                             extent that the exercise of such
                                             rights would not conflict with the
                                             exercise of the rights in
                                             SUBPARAGRAPH 2(a)(i)(2)(B).

                                    (D)      In the event that Licensee
                                             exercises the Hold-over Right,
                                             Licensee may restrict Operator's
                                             access to the equipment at the
                                             Hold-over Right sites to the extent
                                             required by the permission under
                                             which Licensee continues to have
                                             access to such sites, but Licensee
                                             shall cooperate with Operator, at
                                             Operator's expense, to cause
                                             repair, maintenance and
                                             installation personnel to have
                                             access as is permissible to the
                                             site(s).

                                    (E)      Upon request by Operator, Licensee
                                             agrees to cooperate, at Operator's
                                             expense, with Operator in
                                             negotiations with a Prior User to
                                             obtain access to equipment or
                                             transmission sites on a
                                             transitional basis in order to
                                             minimize the costs of transition
                                             services provided by Operator
                                             pursuant to this SUBPARAGRAPH 2(a),
                                             consistent with any rights of
                                             Licensee described in this
                                             SUBPARAGRAPH 2(a).

                                    (F)      Subject to SUBPARAGRAPH
                                             2(a)(i)(2)(D), Operator shall
                                             maintain, repair and replace any
                                             equipment operated pursuant to this
                                             SUBPARAGRAPH 2(a) as required for
                                             it to operate in accordance with
                                             manufacturers' specifications and
                                             FCC Rules.

                           (ii) Within thirty (30) days of any request by Licensee, Operator shall cease using and shall return to Licensee such Licensee Legacy Equipment and Prior Use Legacy Equipment as requested by Licensee in such notice (the "Identified Legacy Equipment"). If the Identified Legacy Equipment is Prior User Legacy Equipment constituting an Operator Purchase, Licensee shall reimburse Operator the amount Operator actually paid the Prior User for such equipment, minus any depreciation accumulated during the period held by Operator for such equipment within sixty (60) days of Licensee's receipt of such equipment. The Identified Legacy Equipment shall be shipped by Operator to such domestic location as named in Licensee's notice and shall be delivered to Licensee in good operating condition subject to normal wear and tear. If the removal of such equipment would render any station operating on the ITFS Channels inoperable, in whole or part, Operator shall, at Operator's expense, replace such equipment on the day it is dismantled with comparable equipment that meets the requirements of FCC Rules and the applicable License.

                           (iii) Distribution of Capacity Prior to Start Date. The full capacity of the ITFS Channels, including all associated response channels (if any), shall be allocated to Licensee from the Effective Date until the Start Date, provided Licensee shall, upon request by Operator, permit Operator to enter into subleases of video excess capacity to third parties in conformity with FCC Rules in order to defray the costs of the analog transition services provided by Operator pursuant to this SUBPARAGRAPH 2(a). All proceeds from any such sublease shall be paid to and retained by Operator. To comply with FCC Rules in the event of such sublease, and in addition to such other requirements as may be imposed by the FCC for such subleasing, all of which requirements shall be satisfied by Operator at its sole expense, either (x) a full ITFS Channel shall be reserved to Licensee at the Primary Transmission Site during any such sublease if requested by Licensee (the "Full Channel Option") or (y) Licensee shall have reserved to Licensee such number of hours in a week on one ITFS Channel as equals the product of the number of ITFS Channels and twenty (20) (with such hours falling during those times when schools ordinarily are in session) (the "Partial Channel Option"). Operator, at its expense, shall transmit educational programming provided by Licensee for transmission over such ITFS Channel full-time, if the Full Channel Option is selected, or for the specified number of hours per week, if the Partial Channel Option is selected. Further, during any such sublease, if the Partial Channel Option is selected, Licensee shall have the unabridgeable right to recapture, subject to six (6) months' advance written notification by Licensee to Operator, an average of an additional twenty (20) hours per ITFS Channel per week. In the event that the sublease involves any Licensed Booster Station or Unlicensed Booster Station in addition to a Primary Transmission Site, Operator may sublease the entire capacity of such booster station but Licensee shall maintain the unabridgeable right to ready recapture at least forty (40) hours per ITFS Channel per week for Licensee's services.

                           (iv) Digital Transition. Licensee shall cooperate with Operator's efforts to plan for, construct and test the System at Operator's expense prior to the Start Date, such cooperation including the limitation of legacy operations as reasonably requested by Operator for the purpose of System tests. Licensee and Operator shall cooperate so as to minimize the adverse impact on Licensee and its services of any such change in the facilities or operating on the ITFS Channels. Licensee shall be responsible for assisting its existing end users in connection with the transition to digital transmission, subject to Operator's obligations to provide equipment or services expressly provided in this Agreement.

         B)       OPERATOR'S DIGITAL NETWORK.

                  (i) Subject to SUBPARAGRAPHS 3(b)(i) AND (ii), Operator will use reasonable efforts to prepare FCC applications for two-way facilities in the Market Area as soon as possible, subject to Operator's overall business development plans approved by the Board of Directors of Operator, or to the extent applicable, by the Board of Directors of Operator's ultimate parent, and consistent, to the extent reasonably achievable, with the educational objectives of Licensee which involve the System. Operator will use reasonable efforts to notify Licensee in writing at least ninety (90) days prior to its plans to begin developing two-way facilities in the Market Area, and to submit written updates to Licensee of any material changes to such plans, until such time that Operator has launched services to the public in the Market Area. Subject to SUBPARAGRAPH 3(b)(ii), the timing of such construction will be at Operator's discretion, provided the construction shall be consistent with the Licenses and FCC Rules.

                  (ii) The Parties intend that the System of which the ITFS Channels will form a part will, subject to required FCC authorizations and FCC Rules, provide an array of services and functionalities selected by Operator in accordance with its business plan, as such business plan may evolve from time to time, and the Parties anticipate that the architecture of the System and its service set will evolve in accordance with technological developments and Operator's plan to employ technological developments in its business. Accordingly, it is the intention and the agreement of the Parties that this Agreement shall be understood and interpreted in an expansive fashion to adapt to such changes in technology, so as to give effect to the original intent of the Parties as closely as possible in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

                  (iii) Subject to SUBPARAGRAPH 3(b)(ii), at such time as Operator determines to construct a two-way system in the Market Area, Operator shall notify Licensee and consult with Licensee on the schedule. The date on which Operator commences digital commercial operations on any ITFS Channel authorized by special temporary or regular authority to Licensee in the Market Area shall be deemed to be the "Start Date."

         C) OPERATOR'S CAPACITY. Subject to FCC Rules, commencing on the Start Date, Licensee hereby provides to Operator all transmission capacity associated with the ITFS Channels ("Operator's Capacity"), other than such capacity on the ITFS Channels as is allocated to Licensee's Educational Reservation under SUBPARAGRAPH 2(d).

         D)       LICENSEE'S EDUCATIONAL RESERVATION.

                  (i) General. From the Start Date until the termination of this Agreement (the "Operational Period"), Operator shall reserve for Licensee's use in the System, at no expense to Licensee, five percent (5%) of the Total ITFS Throughput Rate at the time of determination, but in no event any less than the reservation required by FCC Rules ("Licensee's Educational Reservation"). Operator may cause the reservation of Licensee's Educational Reservation through any reasonable measures that effectively reserves Licensee's Education Reservation for Licensee and its users; provided, however, no such system shall impair Licensee's ability to effectively use the full amount of Licensee's Educational Reservation to provide services on the System equivalent to the generally prevailing quality, functions, speed and performance of services Operator provides to its other customers in the Market Area. Operator shall cooperate with Licensee in developing reasonable technical means and procedures to determine, at Operator's expense, when the usage of Licensee and Licensee's Permitted End Users taking service under Licensee's Education Reservation (each, a "Five Percent User" and, collectively, "Five Percent Users") exceeds Licensee's Educational Reservation, provided that any such procedures shall afford Licensee the opportunity to purchase additional capacity in accordance with the terms of this Agreement in lieu of accepting restrictions on usage. Licensee shall have the right to distribute activations associated with Licensee's Educational Reservation throughout the System in a geographically even or uneven fashion in Licensee's discretion, provided that in the event that activations of additional Five Percent Users in the area served by particular Transmission Equipment are not feasible due to the fact that the System has no further capacity in that geographical area, Operator shall not be obligated to permit such additional activations unless and until it is commercially reasonable to add capacity, as determined by Operator in its reasonable business judgment, based upon demand requirements, including those of Licensee. "Throughput" shall mean all data delivered to or received from the end user, measured in total bytes, net of overhead (such as forward error correction and framing). "Throughput Rate" shall mean the data rate delivered to or received from the end user, measured in bytes per second, net of overhead (such as forward error correction and framing). "ITFS Engineered Throughput Rate" shall mean the maximum uplink and downlink Throughput Rate achievable on any specific Transmission Equipment, measured in bytes per second, as installed in the Market Area. "Total ITFS Throughput Rate" shall mean the total of the ITFS Engineered Throughput Rates of all Transmission Equipment as installed in the Market Area. An example of the calculation of Total ITFS Throughput Rate and of Licensee's Educational Reservation is set forth on Exhibit C, page 1.

                  (ii) The Parties understand and agree that the following method of effectuating Licensee's Educational Reservation set forth in this SUBPARAGRAPH 2(d)(ii) and SUBPARAGRAPHS 2(D)(iii), (iv) AND (v) is an acceptable interpretation of SUBPARAGRAPH 2(d)(i), for so long as Operator employs technology in the System to which the following method can be applied. In connection with Licensee's Educational Reservation, Licensee shall be entitled to activate Five Percent Users at any End User Throughput Rate then offered by Operator. "End User Throughput Rate" shall mean the sum of the ordered uplink and downlink Throughput Rates provided to an End User. For example, an Operator offering an ordered Throughput Rate of 128 kbps upload and 128 kbps download equals an End User Throughput Rate of 256 kbps. Licensee shall be permitted to activate Five Percent Users with combined End User Throughput Rates no greater than Licensee's Educational Reservation times the Oversubscription Level ("Licensee's Throughput Rate Entitlement"). "Oversubscription Level" means the number utilized by Operator in its network activation and planning activities in a Market Area that represents the number of customer activations at an End User Throughput Rate offered by Operator which Operator will permit for each increment of Engineered Throughput Rate. "Engineered Throughput Rate" shall mean the maximum uplink and downlink Throughput Rate achievable on any specific transmission or reception equipment in the System (other than backhaul equipment or CPE), measured in bytes per second, as installed in the Market Area. The Operator may change the Oversubscription Level from time to time in Operator's sole discretion based upon the data traffic generated by its customers. A sample calculation of Licensee's Throughput Rate Entitlement is shown in page 1 of Exhibit C. Licensee understands and acknowledges that the actual Throughput speed of a Permitted End User may be restricted from exceeding the ordered End User Throughput Rate by Operator's network technology and Customer Premises Equipment.

                  (iii) Licensee and Operator acknowledge that Operator's permitted Oversubscription Level is based upon Operator's estimation of the actual total Throughput of its customers, and that actual total Throughput delivered to or received from Licensee's Five Percent Users in any calendar month ("Licensee's Throughput") may be less than or greater than such estimate, thereby allowing action with respect to Five Percent Users as set forth in clauses (iv) and (v). If Licensee desires to determine if such difference exists in any calendar month, Licensee shall request prior to the end of such calendar month (the "Target Month"), and Operator shall provide Licensee by the tenth (10th) day of the next calendar month, reports, consistent with System capabilities, listing Operator's permitted Oversubscription Level for the Target Month, Operator's calculation of the use of Licensee's Educational Reservation during the Target Month and each Five Percent User's actual usage in total bytes for the Target Month, separately stated for Peak Hours and Non-peak Hours (a "Utilization Report"). If Operator desires to determine if such difference exists in any calendar month, Operator shall prepare a Utilization Report for the Target Month and shall provide it to Licensee by the tenth
                           (10th) day of the next calendar month. To determine if a Utilization Report for a calendar month indicates the right of Operator to require an adjustment under SUBPARAGRAPH 2(d)(iv) or the right of Licensee to require an adjustment under SUBPARAGRAPH 2(d)(v), Operator shall make the following calculations:

                           (1) The Operator shall calculate the amount of the adjustment that would be required for Peak Hours by:

                                    (A)      First, Operator shall determine, by
                                             measurement, Licensee's Throughput
                                             for the Target Month.

                                    (B)      Second, Operator shall multiply
                                             Licensee's Educational Reservation
                                             times the number of seconds during
                                             Peak Hours during the Target Month
                                             ("Peak Benchmark").

                                    (C)      Third, Operator shall divide
                                             Licensee's Throughput by the Peak
                                             Benchmark, and the resulting
                                             quotient shall be known as the
                                             Adjustment Ratio.

                                    (D)      Fourth, Operator shall divide the
                                             Licensee's Throughput Rate
                                             Entitlement by the Adjustment
                                             Ratio,
                                             and the quotient shall be known as
                                             the Adjusted Licensee's Throughput
                                             Rate Entitlement.

                                    (E)      Fifth, Operator shall determine the
                                             reduction or increase to the
                                             Licensee's Throughput Rate
                                             Entitlement by subtracting the
                                             Licensee's Throughput Rate
                                             Entitlement from the Adjusted
                                             Licensee's Throughput Rate
                                             Entitlement ("Peak Adjustment
                                             Number"). If the result is a
                                             negative number, there is an Excess
                                             Usage Situation and if the result
                                             is a positive number, there may be
                                             an Underutilization Situation.

                           (2) For Non-peak Hours, Operator shall repeat the above five steps (A) through (E), with the following exceptions: (1) the term Non-peak shall replace Peak; (2) in step (B) multiply the number produced by the calculation in (B) by three (3) so as to triple the Benchmark applicable to Non-peak Hours.

                           (3) "Peak Hours" shall mean periods generally specified by Operator for the System in its reasonable discretion based upon System users' traffic patterns (whether contiguous or in different periods of the day, that may vary by day) of greatest usage of the System, as specified by Operator in advance from time to time, provided that only one specification of Peak Hours may apply in any one (1) calendar month. "Non-peak Hours" shall mean, with respect to any calendar month, all hours which are not Peak Hours.

                  (iv) If either the Non-peak Adjustment Number or the Peak Adjustment Number is negative for the Target Month (an "Excess Usage Situation"), Licensee at Operator's request shall adjust Licensee's Total Ordered Data Speeds downward by the lesser of such adjustment number so as to result in Licensee's Total Ordered Data Speeds for the second (2nd) calendar month following such Target Month being equal to or less than the Adjusted Licensee's Throughput Rate Entitlement. "Licensee's Total Ordered Data Speeds" shall mean the sum of the End User Throughput Rates for all Five Percent Users. This downward adjustment may be accomplished, at Licensee's option, by any combination of (x) converting Licensee-selected Five Percent Users to paying customers in accordance with the terms of the Licensee Service Contract, (y) reducing the ordered End User Throughput Rate of Licensee-selected Five Percent Users to a lower End User Throughput Rate then offered by Operator, or (z) terminating the subscriptions of Licensee-selected Five Percent Users. License shall provide notice of its election no later than fifteen (15) days after receipt of the Utilization Report, which notice shall specify the identity of the customers to be affected by its election, and the disposition of their activations. An example of an Excess Usage Situation and a sample reduction are set forth on Exhibit C, Page 3.

                  (v) If both the Non-peak Adjustment Number and the Peak Adjustment Number are positive for the Target Month (an "Underutilization Situation"), Licensee may, in Licensee's discretion, instruct Operator to adjust Licensee's Total Ordered Data Speeds upward by the lower of such adjustment numbers to produce Licensee's Total Ordered Data Speeds for the second
                           (2nd) calendar month following such Target Month. This permitted upward adjustment may be accomplished, at Licensee's option, by any combination of (x) adding Five Percent User activations or (y) increasing the ordered End User Throughput Rates of Licensee-selected Five Percent Users.

         E) Licensee's Wholesale Agreement, Reference Contract and Licensee Service Contract

                  (i)      Wholesale Agreement. Between ninety (90) and sixty
                           (60) days prior to the initiation of service to the public in the Market Area with the ITFS Channels, Operator shall provide Licensee with a complete and, except for non-price and non-service information as would identify the customer or any proprietary technology of the customer, unredacted copy of each presently effective, non-duplicative Wholesale Agreement whereby Operator or any of its Affiliates offers any radio-based transmission service or service including radio-based transmission, either with or without other services and equipment, to third parties in the Market Area. As used herein, "Wholesale Agreement" means an agreement for the sale to third parties who are not Affiliates of Operator, on an arms length basis, of a package of wireless communications services to a third party reseller who packages such services and offers them on a retail basis without creating the services. In the event that there are no such Wholesale Agreements for the Market Area, Operator shall provide Licensee with Wholesale Agreements for a reasonable number of comparable market areas, if any, and such contracts shall be considered the Wholesale Agreement for the Market Area, provided Operator shall not be obligated to provide or offer contracts which Operator reasonably determines are not commercially reasonable or technically feasible in the Market Area. In the event that Licensee notifies Operator that Licensee may desire terms or conditions other than those which appear in such Wholesale Agreements, Licensee shall inform Operator and specify the general nature of the terms and conditions desired, and Operator shall provide Licensee with copies of Wholesale Agreements for areas other than the Market Area that provide Licensee with Licensee's desired terms and conditions, if any, provided Operator shall not be obligated to provide or offer contracts that Operator in its good faith judgment determines are not commercially reasonable or technically feasible in the Market Area. In the event that there are no Wholesale Agreements, the Parties shall in good faith negotiate the terms of a Wholesale Agreement for services that contain the discounts for Licensee's Intermediate Capacity and Excess Capacity as defined below, and including terms and conditions that take into consideration all other provisions contained herein that govern Licensee's provision of services in the Market Area. "Affiliate" means an entity that controls, is controlled by or is under common control with the subject entity or entities.

                  (ii) Reference Contract. Licensee shall be entitled to select any Wholesale Agreement to serve as the basis for its contract with Operator for any activation of Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity (a "Reference Contract"), and Operator and Licensee shall be obligated to accept all terms, conditions, rights and obligations associated with such contract, including, without limitation, terms related to price, term, volume commitment, and service levels, except (w) that the terms for the provision of Customer Premises Equipment shall be in accordance with PARAGRAPH 6 hereof; (x) that the price paid by Licensee for services associated with Licensee's Educational Reservation shall be zero, the price paid for Licensee's Intermediate Capacity shall be governed by SUBPARAGRAPH 2(f)(i), and the price paid for Excess Capacity shall be governed by SUBPARAGRAPH 2(f)(ii); (y) the provisions of Subparagraph 2(h) shall govern Enhanced Features, Network Management Services, Internet Transit for Five Percent Users and Collocation, and (z) to the extent that any provision of this Agreement contradicts any provision or requirement of such Reference Contract, the applicable provision of this Agreement shall control and shall be incorporated into such Reference Contract to the extent required to eliminate such contradiction.

                  (iii) Licensee Service Contract. Upon selection of a Reference Contract pursuant to SUBPARAGRAPH 2(e)(ii), Licensee shall notify Operator and immediately thereafter, Licensee and Operator shall cooperate in good faith to diligently and expeditiously execute and deliver an agreement on the terms and conditions of the Reference Contract as modified by SUBPARAGRAPH 2(e)(ii) (each, a "Licensee Service Contract"). Pending the execution and delivery of a Licensee Service Contract, Operator shall provide service to Licensee under the terms of the Reference Contract subject to the provisions of SUBPARAGRAPH (2)(e)(ii). Upon the expiration of one year following the date of execution of the first Licensee Service Contract, or upon the expiration or termination of any subsequent Licensee Service Contract in accordance with its terms, Licensee shall be entitled to select a replacement contract in accordance with the provisions of SUBPARAGRAPH 2(e)(i) AND (ii). Accordingly, in the event that Licensee notifies Operator of Licensee's desire to execute a new agreement to replace the first Licensee Service Contract, Operator shall repeat the Customer Contract delivery, review, and Reference Contract selection process described in Subparagraphs 2(e)(i) and (ii) provided (x) Operator shall not be obligated to provide contracts from other Market Areas if Operator is able to deliver at least six (6) sample contracts to Licensee from the Market Area subject to this Agreement, (y) the delivered sample contracts shall be those in effect at the time of Licensee's notice and (z) the time for completion of the Initial Delivery shall be thirty (30) days after Licensee's notice. In this event, the existing agreement between Operator and Licensee shall remain in effect until superceded by a new agreement.

         F)       LICENSEE'S ADDITIONAL CAPACITY RIGHTS.

                  (i) Licensee's Right to Purchase Intermediate Capacity. In addition to Licensee's Educational Reservation, Licensee may during the Operational Period purchase additional transmission capacity on the System from Operator in an amount up to double the amount of Licensee's Educational Reservation ("Licensee's Intermediate Capacity"). The terms of the Licensee Service Contract then in effect shall govern the provision and use of Licensee's Intermediate Capacity except that the price paid by Licensee for each activation of Licensee's Intermediate Capacity shall be set at (1)(A) if Operator sells transmission capacity to wholesale customers in the Market Area, eighty-five percent (85%) of the "Wholesale Price" which shall be the lowest wholesale price generally made available by Operator to its wholesale customers (who are not Affiliates of Operator) for the Market Area, or (B) if Operator does not sell transmission capacity on a wholesale basis in the Market Area, seventy percent (70%) of the "Retail Price" which shall be the lowest retail price generally made available by Operator to its retail customers in the Market Area, excluding promotional pricing that is offered for a period of less than four (4) months, plus (2) only those taxes Operator is required by law to collect from Licensee, such as sales taxes. The Wholesale Price shall include the value of all cash and non-cash consideration received by Operator and its Affiliates, including all tangible and intangible benefits accruing to Operator and its Affiliates as a result of the business relationship between Operator and the wholesale customer, as reasonably determined by Operator in good faith. For example, non-cash consideration that would be considered in determining the Wholesale Price would include, but not be limited to, the value of equity issued to or received from the wholesale customer, the value of a customer base made available to Operator and the value of spectrum made available to Operator.

                  (ii) Licensee's Right to Purchase Excess Capacity. During the Operational Period, Licensee may purchase additional transmission capacity on the System in an amount equal to the Intermediate Capacity ("Excess Capacity"). The terms of the Licensee Service Contract then in effect shall govern the provision and use of such Excess Capacity; provided, however, that (x) the price paid by Licensee for each activation of the Excess Capacity shall be set at
                           (1)(A) if Operator sells transmission capacity to wholesale customers in the Market Area, the Wholesale Price, or (B) if Operator does not sell transmission capacity on a wholesale basis in the Market Area, eighty percent (80%) of the Retail Price, plus (2) only those taxes Operator is required by law to collect from Licensee, such as sales taxes); and (y) Operator may defer its provision of Excess Capacity to Licensee by providing notice to Licensee to the extent that Operator's then-existing use of Operator's Capacity (determined by the Oversubscription Level) would be curtailed by meeting Licensee's request for Excess Capacity. Such notice (a "Deferral Notice"), to be effective, shall state with specificity reasons for the deferral, shall state its maximum duration (which may not be in excess of three hundred and sixty-five (365) days), shall state the projected delivery date of portions of the Excess Capacity, if any, during the deferral period (including the size of the portions), and shall be delivered to Licensee within fifteen (15) days after Licensee's delivery of its request for Excess Capacity to Operator. If Licensee, following receipt of the Deferral

                           Notice, still wishes to purchase the Excess Capacity after reviewing such schedule, Licensee shall agree to accept and pay for such Excess Capacity upon delivery, except that Licensee may specify the dates for the provision of service, which dates shall be no later than thirty (30) days after the delivery date(s) set forth in such Deferral Notice. Delivery dates specified in accordance with this SUBPARAGRAPH shall form a part of the Licensee Service Contract then in effect between Licensee and Operator for such Excess Capacity order.

                  (iii) Operator shall inform Licensee promptly after Operator becomes aware that Licensee has used all of Licensee's Intermediate Capacity or Excess Capacity.

         G)       PROVISION OF BASIC SERVICES.

                  (i) Operator agrees to provide free of charge to each Five Percent User, for each category of service used by such Five Percent User, all services, capabilities and functionalities, and any access to facilities that Operator and/or its Affiliates ("Operator's Group") provides at no separately stated additional charge to customers who subscribe to Operator's basic package of services for such category generally available at the time to customers in the Market Area, as such basic package(s) of services shall be modified by Operator from time to time (each, a "Basic Feature"). "Affiliate" means an entity that controls, is controlled by or is under common control with the subject entity or entities.

                  (ii) Licensee shall have the right to make reasonable requests for information from Operator in order to verify the contents and basis of Operator's selection of any basic package of services offered to Licensee pursuant to SUBPARAGRAPH 2(g)(i) and Operator shall provide such information promptly. In the event that Licensee believes that any such package offered by Operator to Licensee pursuant to SUBPARAGRAPH 2(g)(i) is not a bona fide basic services offering, Licensee shall provide written notice to Operator. The Parties shall thereafter consult in good faith for no more than thirty (30) days in order to address Licensee's claim, during which time Operator shall give Licensee access to information in the possession of Operator or any of its Affiliates in the Market Area that is relevant to the issue. If the Parties are unable to reach agreement following such consultation, Licensee and a representative of Operator's management shall present their respective positions in writing to the other Party within thirty (30) additional days. Following the submission of written positions, the parties shall consult in good faith for a period of fifteen (15) additional days to resolve these issues.

                  (iii) If Licensee and Operator have not reached a mutually acceptable agreement with respect to an appropriate basic service package following completion of the dispute resolution procedures set forth in SUBPARAGRAPH 2(g)(ii), the issue shall be submitted for resolution pursuant to the Baseball Arbitration procedures provided for in PARAGRAPH 14 hereof, as modified by this SUBPARAGRAPH 2(g)(iii). Each Party shall submit a service package then offered by Operator for consideration by the Arbitrator. The Arbitrator in any such proceeding shall select the basic service package in the Market Area the Arbitrator determines to be the bona fide Basic Feature offering of Operator for the applicable category of service, in light of the following criteria (the "Basic Service Criteria"): (1) whether the offering is commonly available and utilized by subscribers to carriers of comparable size in comparable markets; (y) whether it is consistent with the basic service offerings of competitive carriers of comparable size in terms of price and included services, capabilities, functionalities, and access to facilities. Licensee shall not be entitled to once again invoke the dispute resolution procedures set forth in this SUBPARAGRAPH 2(g) until one (1) year after the conclusion of any arbitration proceeding under this SUBPARAGRAPH 2(g).

         H)       ADDITIONAL OPERATOR-PROVIDED SERVICES AND FACILITIES.

                  (i) In addition to Basic Features, Operator agrees to provide to Five Percent Users all services, capabilities and functionalities, and any access to facilities that any member of Operator's Group makes generally available at the time to customers in the Market Area for which Operator imposes a separate charge (each such service, capability and functionality and access to facilities, other than Network Management Services, Internet Transit and Collocation, is referred to as an "Enhanced Feature"), and only for so long as Operator makes such Enhanced Feature generally available, at a price equal to (x) for the period of one year after an Enhanced Feature is made generally available to customers in the Market Area, ninety percent (90%) of the average price (plus only taxes Operator is required by law to collect from Permitted End Users, such as sales taxes) then charged to customers taking such Enhanced Feature in the Market Area for comparable orders of capacity, excluding introductory offers of temporary duration; and (y) at any time after the expiration of the period of one year after an Enhanced Feature is made generally available to customers in the Market Area, eighty-five percent (85%) of the average price (plus only taxes Operator is required by law to collect from Permitted End Users, such as sales taxes) then charged to customers taking such Enhanced Feature in the Market Area for comparable orders of capacity, excluding introductory offers of temporary duration. If Operator intends to cease offering an Enhanced Feature, Operator shall give Licensee at least such notice of discontinuance of such Enhanced Feature as it provides generally to its customers who receive the particular Enhanced Service. In the event that a dispute is pending under SUBPARAGRAPH 2(g)(ii) OR (iii) as to whether any service, capability, functionality or access to facilities is a Basic Feature, Licensee may nonetheless take such disputed feature during the pendency of such dispute in accordance with the ordering and payment provisions of this SUBPARAGRAPH 2(h)(i) and, if the dispute is ultimately resolved in Licensee's favor, Operator shall refund the payments made for such feature.

                  (ii) Operator shall periodically advise Licensee of new features and functionalities of the System so as to allow Licensee to better and more efficiently employ Licensee's Educational Reservation in its educational mission and in service of the needs and desires of Licensee's students and other Permitted End Users.

                  (iii) Operator shall make available to Licensee free of charge all generally available comparable wireless carrier back-office functionality, including trouble-reporting, fault isolation, network management and other similar services, functions and reporting performed by Operator's network operations center ("Network Management Services") that Operator provides at no separately stated charge to any wholesale customers of Operator in the Market Area or, if there is a charge for such services to such wholesale customers, Operator shall provide each such service for which there is a charge at Operator's generally applicable charge. In the event that Operator has no wholesale customers in the Market Area, Operator shall make available to Licensee free of charge the Network Management Services that Operator customarily provides at no separately stated charge to wholesale customers of Operator in other comparable Market Areas where Operator has wholesale customers. If Operator has no wholesale customers in any of its Market Areas, then Operator shall provide Licensee with such Network Management Services as are commonly and customarily provided by comparable wireless carriers to their wholesale customers at no additional charge.

                  (iv) Operator shall provide to Licensee, at Operator's expense, Internet Transit ("Internet Transit") for all Internet-bound traffic generated by Five Percent Users at data speeds for each such customer that are not less than those provided to Operator's other customers who receive a service comparable in data speed to that of the Five Percent User.

                  (v) Operator shall offer Collocation to Licensee in accordance with all applicable terms and conditions directly related to Operator's offering, if any, of Collocation to any other customer of Operator in the Market Area, as selected by Licensee (the "Collocation Reference Contract"), at such Collocation points, if any, that Operator makes available to any such customer, provided Operator shall not be obligated to provide Collocation in any circumstance where such Collocation is not practical for technical reasons or because of space limitations. "Collocation" means an arrangement whereby Licensee's facilities are terminated in Operator equipment (x) necessary to interconnect with Operator's network or facilities and (y) that is installed and maintained at the premises of Operator, and shall include rack space to the extent provided by Operator. Collocation shall consist of physical collocation only, in which Licensee is responsible for installing and maintaining its own equipment in Operator's premises. If more than one Collocation arrangement is made available to Operator's customers in a Market Area, Licensee may select one such offering, subject to all applicable terms and conditions directly related to such offering. Licensee shall be responsible for all government approvals associated with any collocation offering, including, but not limited to, local zoning and/or building permits required for such Collocation, and Operator shall use reasonable efforts to assist Licensee in Licensee's efforts to obtain such governmental approvals. At Licensee's request, Operator shall also use reasonable efforts to obtain roof access rights for Licensee to install and maintain a satellite dish at a Collocation site, provided the acquisition of such roof rights shall not interfere with the roof access needs of Operator. Licensee and Operator shall execute an agreement governing the Collocation arrangement on the material terms of the portions of the Collocation Reference Contract that relate to Collocation. In the event that Operator does not provide Collocation, Operator shall, upon written request by Licensee, provide to Licensee a service proposal setting forth the price, term, location, service levels and other terms and conditions under which Operator will provide Collocation, which such price, term, location, service levels, time to make Collocation available, access of Licensee to Operator's premises, and other terms and conditions shall be reasonable in all respects. Operator shall be entitled to quote a price in any such service proposal which provides operating profit margins and recovery of related capital expenditures comparable to those received by Operator on its other services in the Market Area. If utilization of Collocation by Licensee requires interconnection of Licensee equipment or facilities with equipment or facilities of Operator, any such collocation arrangement shall also be subject to the requirements of SUBPARAGRAPH 2(k)(ii). Operator shall provide such a service proposal within thirty (30) days of receipt of Licensee's request and shall negotiate in good faith with Licensee to the end of reaching agreement for such Collocation on mutually agreeable terms in a reasonably expeditious time frame.

         I) SYSTEM-WIDE SCOPE OF LICENSEE'S EDUCATIONAL RESERVATION AND LICENSEE'S INTERMEDIATE CAPACITY. Subject to the overall limitations provided for herein, Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity shall be available, as provided herein, throughout the ITFS Channels, including any Transmission Equipment or unlicensed spectrum, MDS channel and ITFS channel transmitters and receivers (other than those used exclusively as Customer Premises Equipment at the premises of Operator's other customers), and shall include adequate backhaul and access to radio-carried response (return path) capacity, to the extent that radio-carried response (return path) capability is then made available by Operator, as desired by Licensee to use Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity.

         J) SPECTRUM USE. Subject to the receipt of any necessary authorization of the FCC and FCC Rules, Operator's Capacity may be transmitted in such transmission formats or protocols as Operator may select from time to time. To the extent it is technically feasible, and Licensee elects not to use the transmission formats or protocols then used by Operator for Operator's Capacity, transmissions by Licensee and its Permitted End Users in the System shall be in a format or protocol and shall be limited to signals having formats, waveform transmission characteristics and emissions as will not interfere with systems then used or future systems when used by Operator in the System elements or sub-elements carrying such traffic.

         K)       INTERCONNECTION AND INTERNET ACCESS.

                  (i) Operator acknowledges that Licensee may require access, not otherwise provided pursuant to this Agreement, to Internet points of presence (including, for example, Internet Network Access Points) for the transmission of Internet traffic. Operator shall, upon written request by Licensee specifying the nature of the connection desired, the location of the desired connection and Licensee's proposed monetary commitment, provide to Licensee a service proposal setting forth the price, term, location, service levels and other terms and conditions under which Operator will provide such connection, which such price, term, location, service levels, time to make such connection available, access of Licensee to Operator's premises, peering arrangements, if available, and other terms and conditions shall be reasonable in all respects and, with respect to pricing, may be priced to provide operating profit margins and recovery of related capital expenditures comparable to those earned by Operator on its services in the Market Area generally.

                  (ii) With respect to any Internet connections provided to Licensee pursuant to SUBPARAGRAPH 2(k)(i), or in the event that Licensee requires the connection of any equipment or facilities supplied by Licensee to the facilities or equipment of Operator in order to provide the services contemplated by this Agreement to its Permitted End Users, and no other provision of this Agreement or the applicable Licensee Service Contract provides for the same, Operator and Licensee shall cooperate in good faith to provide for such interconnection through then available industry standard interfaces at such points of interconnection as Operator determines in its good faith judgment to be commercially reasonable. Operator's obligation to provide any such interconnection is expressly conditioned upon (i) the Parties' reaching prior written agreement on routing, appropriate sizing and forecasting, equipment, ordering, provisioning, maintenance, repair, testing, augmentation, peering arrangements, if available, reasonable compensation procedures and arrangements for establishing and maintaining any interconnection arrangements, reasonable distance limitations, and on any other arrangements necessary to implement such interconnection and (ii) such other appropriate protections as reasonably deemed necessary by either Party. Any such arrangement shall be priced to provide gross margins comparable to Operator's gross margins on its services in the Market Area generally. In the event the Parties agree to any such interconnection arrangement, Licensee agrees to bear all expenses associated with the purchase of facilities, equipment, materials, circuits or services necessary to facilitate and maintain any such interconnection arrangement on Licensee's side of the interconnection point.

         L) USE OF LICENSEE'S EDUCATIONAL RESERVATION AND LICENSEE'S ADDITIONAL CAPACITY. The Parties recognize that Licensee may sell or otherwise provide directly to nonprofit accredited and unaccredited educational institutions and other similar nonprofit institutions and their members (including Licensee and its Affiliates, "Permitted End Users") services utilizing the System. Licensee agrees that it shall utilize any capacity provided for under this Agreement for the provision or sale of service directly to Permitted End Users (such uses constituting "Permitted Uses"). Licensee acknowledges and agrees that sale to resellers of communications services is not a Permitted Use, and that Licensee shall provide Permitted End Users only under contract that prohibits Permitted End Users from reselling service or otherwise providing capacity to any third party; provided, however, nothing contained herein shall prohibit the sale of communication services by a Permitted End User directly to any individual to whom such Permitted End User provides educational services utilizing such communications services on a not for profit basis in the ordinary course of its business, to its employees or to students enrolled in the educational offerings of such Permitted End User.

         M) IMPLEMENTATION OF CHANGES TO OPERATOR'S DIGITAL SYSTEM. Operator shall provide notice equal to the notice provided to its other customers in the Market Area of any changes in the System (each, a "System Change") that could impair the performance or functionality of Licensee or Permitted End Users' equipment using the System. All Operator replacements and upgrades shall be scheduled and completed so as to cause no more disruption to Licensee or its Permitted End Users than the System Change causes to Operator and its other customers. Further, Operator shall consult with Licensee reasonably in advance of the implementation of any System Change so that Licensee may assess the potential effects of proposed System Change on Licensee and its Permitted End Users, and Operator shall cooperate with Licensee to minimize the disruption caused by System Changes to Licensee and Licensee's Permitted End Users. Operator, at its expense, shall take such steps and make such equipment, software and services and infrastructure changes to Standard Customer Packages at the Primary Response Station Sites and Additional Standard Customer Packages as necessary or appropriate in the event of a System Change in equipment or software affecting such a station, including replacing the equipment and/or software of such station; and as necessary, reorienting or modifying the transceiver antennas at such response station (return path) sites if any such site experiences or would experience a material degradation in signal reception quality or transmission capability as a result of any relocation of or other changes to any associated Transmission Equipment, or change in the backhaul or communications systems used for interconnecting the System to facilities not a part of the System.

         N) AVAILABILITY OF SERVICE. Provision of service by Operator to Licensee and Permitted End Users at any location is subject to System capabilities and the ability to establish an adequate radio link given topography, terrain, location and other factors to the Permitted End User. Operator shall provide Licensee free of charge with access to Operator's pre-qualification system, if any, applied generally by Operator in the Market Area to confirm service availability. Operator shall confirm service availability to a Permitted End User with such system prior to installation.

         O) OPERATOR CONFIRMATION OF COMPLIANCE. Upon written request by Licensee no more than twice annually, Operator shall confirm in writing that any service, facility or feature required to be provided to Licensee in accordance with prices, terms or conditions provided to other customers of Operator are being provided in accordance with such prices, terms or conditions.

         P) ACTIVATIONS AND DEACTIVATIONS OF LICENSEE'S SERVICES. Operator shall activate and deactivate, as requested by Licensee, Licensee's services on the System to Licensee and Permitted End Users consistent with the time frames Operator activates and deactivates similar services to its customers.

         Q) DETERMINATIONS WHEN CAPACITY SUBLEASED. Operator and Licensee acknowledge that portions of this Agreement describe Licensee's access to capacity, services and equipment by reference to access to the same Operator provides to its other customers, but that Operator may have subleased Operator's Capacity and therefor may not serve end-users directly. In those instances in which Operator does not serve end-users (not considering service by a reseller to itself), Operator's customers shall be deemed to be the end-users of the ITFS Channels' capacity and Operator shall obtain such information from the reseller or sublessee having the direct relationship with the end-user as is required to determine Licensee's access to such capacity, services and equipment.

         R) PREEMPTION BY GOVERNMENTAL AUTHORITY. In the event that the FCC, or any other governmental entity having authority or apparent authority to so order, orders the cessation or curtailment of operations of any one or more of the ITFS Channels because of the existence of exigent or unusual circumstances, or as a part of the FCC's or any other governmental agency's efforts to control, isolate, detect or eliminate interference or real or potential harm from any of the Transmission Equipment or related equipment or operations, Operator shall comply with such order within the time frame specified in such order.

3.       TRANSMISSION SITES AND FACILITIES.

         A) SYSTEM PARAMETERS. During the Operational Period, Operator shall purchase and maintain, at Operator's expense, all equipment necessary to operate the System in accordance with the terms of this Agreement and the Licenses.

                  (i) The current primary transmission site(s) of Licensee's ITFS Channels are identified in Exhibit A (as such sites may be changed from time to time, the "Primary Transmission Sites"). During the Operational Period, Operator shall purchase at Operator's expense and lease to Licensee all equipment located at Primary Transmission Sites which regularly operates on the ITFS Channels (the "Primary Transmission Equipment"). Subject to PARAGRAPH 26, Operator shall maintain and operate the Primary Transmission Equipment during the Term of this Agreement solely at its expense.

                  (ii) During the Operational Period, if any of the ITFS Channels regularly is transmitted at Operator's request by an FCC-licensed booster station (a "Licensed Booster Station"), Operator shall purchase and maintain, at Operator's expense, and lease to Licensee the equipment associated with such Licensed Booster Station to transmit each ITFS Channel in the System then-authorized to Licensee (the "High Power Booster Station Equipment"). When, during the Operational Period, any of the ITFS Channels is regularly transmitted at Operator's request by a Licensed Booster Station that does not require an FCC license ("Unlicensed Booster Station"), Operator shall lease to Licensee the equipment associated with such Unlicensed Booster Station to transmit the ITFS Channel ("Low Power Booster Station Equipment").

                  (iii) During the Operational Period, Operator shall supply Licensee with the right, at Operator's expense, to use the signal processing equipment and associated software, if any, that processes the signal(s) transmitted over transmission capacity then allocated or provided to Licensee under PARAGRAPH 2.

                  (iv) During the Operational Period, Operator shall supply Licensee with a right to use, at no expense to Licensee, all reception equipment at each Unlicensed Booster Station regularly transmitting and/or receiving an ITFS Channel.

                  (v) During the Operational Period, Operator shall purchase and maintain, at Operator's expense, and lease to Licensee, all hub receive site receiving equipment ("Hub Receive Equipment") tuned or regularly used to receive any ITFS Channel at any hub receive site ("Hub Receive Site").

                  (vi) During the Operational Period, Operator shall purchase, maintain and replace for Licensee, at Operator's expense, and shall supply Licensee with the right to use, the shared radio frequency equipment at each Primary Transmission Site (the "Common Equipment"), at each Licensed Booster Station site and at each Hub Receive Site, including antenna and wave guide, if any. During the Operational Period, Operator shall supply Licensee with a right to use, at no expense to Licensee, the equivalent equipment at each Unlicensed Booster Station site transmitting and Hub Receive Site regularly receiving an ITFS Channel to the extent necessary to transmit or receive such ITFS Channel during the Operational Period.

                  (vii) Any and all leases provided for in this SUBPARAGRAPH 2(a) shall be subordinate to any lien, security interest or other rights of any secured lender or other secured party providing financing to Operator or to any Affiliate of Operator.

                  (viii) All equipment and software leased or otherwise provided to Licensee pursuant to SUBPARAGRAPHS 2(a)(i)-(vii) shall be leased or otherwise provided for the sum of One Dollar ($1.00) per year. To the extent that any such equipment also operates on frequencies licensed to another FCC licensee, the lease provided herein shall be subject to the grant of a similar lease or use right to any such licensee.

                  (ix) All equipment provided for in this SUBPARAGRAPH 2(a) shall be installed, maintained and operated by Operator in compliance with FCC Rules.

                  (x) For purposes of this Agreement, any and all Primary Transmission Equipment, High Power Booster Station Equipment, if any, Low Power Booster Station Equipment, if any, Hub Receive Equipment, if any, Common Equipment, any related software, and any other transmission and/or reception equipment operating on the ITFS Channels in the Market Area, as such equipment may be modified, replaced, or upgraded by Operator from time to time, but not including response stations (return path) or other transmission and/or reception equipment located and operated at the premises of Licensee, a Permitted End User, or a customer of Operator (each, an "End User") for the transmission or reception of communications by any such End User and not for relay purposes, shall be referred to as "Transmission Equipment." Response stations (return path) or other transmission and/or reception equipment located and operated at the premises of an End User, for the transmission or reception of communications by any such End User and not for relay purposes shall be referred to as "Customer Premises Equipment". Consistent with SUBPARAGRAPH 2(b)(ii), the parties understand and agree that references in this Agreement to System elements and components (for example, Hub Receive Sites) shall not be construed to create an obligation on the part of Operator to utilize a particular network architecture, or to utilize any particular network equipment or components other than those selected by Operator in its business judgment from time to time, consistent with this Agreement (including SUBPARAGRAPH 2(b) AND 3(c)) and FCC Rules.

         B)       STATION MODIFICATIONS.

                  (i) From time to time, but subject to Licensee's consent (which consent will not be unreasonably delayed or withheld), Operator may determine that it desires Licensee to seek FCC approvals required to modify the use of the ITFS Channel(s) or that additional FCC authorizations are necessary or convenient for the use of the ITFS Channel(s). Examples of such modifications and/or authorizations include, but are not limited to, changing the authorized digital emission(s) of the ITFS Channel(s), changing their transmission power, or reconfiguring, adding or relocating Transmission Equipment. In such event, Operator shall inform and consult with Licensee regarding any such proposed modification or authorization, and provide Licensee with such engineering studies and technical information as Licensee may reasonably request to determine whether Licensee shall consent to the modification. Licensee shall not unreasonably withhold its consent to any such modification or new authorization. Licensee agrees to utilize reasonable best efforts to review and process information and materials provided by Operator in connection with any application and to respond to Operator in a commercially reasonable and timely manner. If such consent shall be given in writing and following Licensee's receipt from Operator of such FCC applications for authorization of such modification or grant of such additional authorization in form and substance reasonably acceptable to Licensee, Licensee shall complete such applications and shall file such applications at the FCC no later than the later of ten (10) days after Licensee's receipt of such applications and the first date that the FCC accepts that type of application. Following such filing, Licensee shall use its reasonable best efforts to cause the grant of any such application by the FCC, and shall file such supplements, amendments, documents or reports as may reasonably be requested for grant of such application or authorization. Operator shall, pursuant to PARAGRAPH 5, reimburse Licensee's Expenses for the preparation, analysis, review, filing and prosecution of each application or filing made by Licensee, including appeals of partially or fully adverse actions, undertaken to seek authorizations and licenses to implement such Operator proposals.

                  (ii) Operator, at its expense, shall construct the facilities used to operate or receive the ITFS Channels before the end of the construction period stated in the modification or additional authorization (as such may thereafter be extended). Operator and Licensee shall cooperate so as to complete construction in accordance with Operator's reasonable schedule and plans. In the event that unforeseen business circumstances make it unduly burdensome or impractical for Operator to complete construction of two-way facilities following initial authorization within the FCC-specified construction period, Licensee agrees to cooperate in the filing and prosecution of such extension requests as Operator may reasonably request to extend the construction period for a reasonable period beyond the circumstances, provided Licensee shall not be obliged to seek any such extension to the extent that Licensee reasonably believes that the FCC will not grant the proposed extension.

                  (iii) The Parties agree that it is in their mutual best interest, and that of each of their customers, to prevent and limit interference to operations the operators on the ITFS Channels. The Parties further recognize that the grant and receipt of interference consents may be necessary to construct and operate the System efficiently and to comply with FCC Rules requiring cooperative resolution of interference issues. Subject to such Licensee control as is required by the FCC, Licensee and Operator agree to cooperate in good faith to consider the terms under which Licensee may provide interference consents in any particular situation in order to maximize Operator's ability to efficiently engineer its Transmission Equipment during the Operational Period while protecting Licensee's independent interests in preserving the viability of operations on the ITFS Channels and the protection of the reception of the ITFS Channels from interference. To promote this process, Licensee and Operator shall use reasonable best efforts to promptly make available to each other all information in their possession reasonably necessary or appropriate to inform the Parties' consideration of proposed interference consents. Operator shall perform necessary work on behalf of Licensee, at Operator's expense, required to implement such agreements or consents. Licensee shall not use a demand for monetary compensation, other than the reimbursement of Licensee's expenses of negotiation and compliance, as a reason not to enter into any interference consent agreement. Without limiting the foregoing, Licensee and Operator shall use their respective reasonable best efforts to maximize protection of the ITFS Channels from interference and the foreclosure of service to the Market Area, including, without limitation, by making FCC filings in opposition to third party applications, consistent with FCC Rules and the Parties' contractual and legal obligations.

         C) EFFORTS TO SECURE SPECIAL TEMPORARY AUTHORIZATIONS. Promptly after Operator's request, Licensee shall apply to the FCC for special temporary authorization or developmental authorization ("STA") to operate the ITFS Channels in such configuration or configurations as Licensee may reasonably accept for such temporary period. Such STA application shall be in form and substance reasonably acceptable to Licensee and Operator. Operator is authorized to operate the ITFS Channels in accordance with the STA and this Agreement. Licensee shall use commercially reasonable efforts to keep such STA in full force and effect to the extent the FCC shall allow by taking such actions as are required to do so, including applying to the FCC to renew and extend such STA, until such time as the FCC shall have granted Licensee regular authorization to operate the ITFS Channels. Operator shall, pursuant to PARAGRAPH 5, reimburse Licensee's Expenses for the preparation, filing and prosecution of each such application or filing.

         D) SITE LEASES. Operator shall negotiate all site leases for locations where Transmission Equipment is operated and Operator shall be the lessee thereunder. Operator shall pay the full cost of such leases (including all rental, reimbursements and pass-throughs). Operator agrees to cooperate with Licensee and to use reasonable best efforts to assist Licensee, when requested by Licensee, upon the expiration of any master site lease or other site leases covering such sites, in obtaining the rights to utilize or lease any site utilized by Operator, following the expiration or termination of this Agreement, provided Licensee shall pay any increase in rent resulting from the grant of any such rights. Operator shall not be required to accept adverse conditions in order to obtain any such rights for Licensee and, except to the extent Licensee's occupation of a site is pursuant to PARAGRAPH 9, Licensee shall bear the site rent for the period of its occupancy of a site after the expiration or termination of this Agreement. To the extent that Operator has the right to grant any such rights to Licensee under an existing lease, Operator shall do so.

         E) STATION IDENTIFICATION. During the Term, Operator shall cause the Transmission Equipment to transmit any identification information to the extent required by the FCC, and in such form or forms as the FCC may then require. If the FCC shall require any response station (return path) provided by Operator to transmit any identification information, Operator at its expense shall take such steps as required to comply with such FCC requirement.

         F) INSTALLATION OF RESPONSE STATIONS AND TRANSMISSION EQUIPMENT. Operator shall construct and install all Transmission Equipment and response station (return path) equipment in accordance with FCC Rules, including such procedures then-required by the FCC (such as professional installation and advanced notice to licensees of ITFS receivers near the proposed response station site), and the orders of the Occupational Safety and Health Administration (including any previous or future successor to its powers and functions, "OSHA") and OSHA regulations.

4.       FEES.

         A) ROYALTY FEES GENERALLY. Commencing on the date of this Agreement, Operator shall pay to Licensee monthly royalty fees equal to $0.09 per CPOP, calculated on a net present value basis, as a thirty (30) year annuity discounted at ten percent (10%) and growing at a three percent (3%) annual growth rate split into twelve (12) payments per year as reflected on
                  Schedule 4(a).

         B)       FAIR MARKET VALUE ROYALTY FEES.

                  (i) Within sixty (60) days following a Decoupling Event (as defined below), Licensee may cause the monthly royalty fees (the "Royalty Fee") payable by Operator to Licensee to be reset from those stated on Schedule 5(a) to an amount equal to the Fair Market Value Royalty Fee. A "Decoupling Event" shall occur upon the sale of all or substantially all of the assets of Operator due to a voluntary or involuntary insolvency proceeding being commenced against Operator which is not dismissed within sixty (60) days or the winding up of Operator's business operations, or upon an assignment or transfer of this Agreement that is not permitted under either this Agreement or the Option Spectrum Agreement. For clarification, a "Decoupling Event" shall not have occurred upon the sale of all or substantially all of the assets of Operator's business as a going concern. The "Fair Market Value Royalty Fee" shall be the highest reasonable periodic royalty rate that a willing, third party capacity operator could be expected to pay for the use of Operator's Capacity in an arms-length transaction, assuming a remaining use period of not less than ten
                           (10) years. To establish the Fair Market Value Royalty Fee, Licensee must notify Operator that Licensee wishes to establish the Fair Market Value Royalty Fee. The date of such notice is referred to as "Licensee's Notice Date". Within ten (10) days of Licensee's Notice Date, Operator and Licensee shall meet to discuss and attempt to agree upon the Fair Market Value Royalty Fee. Such discussions shall continue for not more than ten (10) days. If, at the end of that time, the Parties have not agreed upon the Fair Market Value Royalty Fee, the matter shall be promptly submitted to arbitration under the Baseball Arbitration procedures set forth in PARAGRAPH 13. Within the Submission Period, each of the Operator and Licensee shall submit to the arbitrator its own proposal for the Fair Market Value Royalty Fee. If the arbitrator determines that the proposals reasonably can be expected to result in monthly royalties that do not differ by more than five percent (5%) of the proposal the arbitrator believes will generate the higher royalties, then the arbitrator shall fashion a royalty provision which reasonably is expected to result in monthly royalties that are between the monthly royalties that would be expected under the competing proposals. Otherwise, the arbitrator shall determine which proposal he or she believes to be closer to the Fair Market Value Royalty Fee and shall select that proposal as the Fair Market Value Royalty Fee. Upon such selection, the monthly royalty set forth on Schedule 5(a) shall automatically be changed to the selected Fair Market Value Royalty Fee, and that change shall relate back to Licensee's Notice Date. Operator shall have thirty
                           (30) days to pay Licensee the difference between the Fair Market Value Royalty Fee and the amount of royalties paid for the period starting with Licensee's Notice Date and ending on such selection date, and no interest or penalties shall accrue as a result of such deficiency being unpaid during such period. Licensee shall bear thirty percent (30%) and Operator shall bear seventy percent (70%) of the expenses and fees of such arbitrator and the AAA, and each party shall bear its own attorneys' fees, experts' fees and out-of-pocket costs of such arbitration.

                  (ii) Operator shall, for a period of at least two (2) years after their creation, keep, maintain and preserve complete and accurate records by which Fair Market Value Royalty Fees due hereunder may be audited. Such records shall be made available for inspection and audit no more than twice in any calendar year by Licensee or its designee at Operator's address listed in SUBPARAGRAPH 16(i), during normal business hours, upon at least seven (7) days' advance written notice.

         C) PAYMENTS AND LATE CHARGES. Operator shall transmit to Licensee each monthly Royalty Fee payment accompanied by a statement showing how the Royalty was calculated by the twenty-fifth
                  (25th) day of the next calendar month. All payments from Operator to Licensee shall be paid by bank check made payable to the order of Licensee, mailed to Hispanic Information and Telecommunications Network, Inc., 449 Broadway, 3rd Floor, New York, NY 10013, Attn: Accounting Department, or mailed to such other address as Licensee shall designate in writing to Operator. If Operator shall fail to make the whole or any part of a payment to Licensee required by the terms of this Agreement within ten (10) days of the due date therefore, then interest shall accrue on such delinquent amount (both before and after judgment) at the lesser of the highest lawful rate and the rate of one and one-half percent (1.5%) per month (based upon a thirty (30) day month) and shall be payable upon Licensee's demand.

         D) NET TAXES, ETC. All payments required to be made by Operator to Licensee under this Agreement are net to Licensee. If federal, state or local taxes or assessments (other than taxes assessed on the income or assets of the Licensee) are applicable, or become applicable, to the whole or any part thereof, then Operator shall pay such taxes and assessments and Operator shall indemnify and hold harmless Licensee for any liability for such taxes and assessments, including reasonable attorneys' fees and costs associated with defending against liability for such taxes and assessments; provided, however, that Licensee shall bear any interest, penalties or fines which are not attributable to any act or omission of Operator. In the event Operator is prohibited by law from paying any such taxes or assessments, then the payment required by this PARAGRAPH 4 shall be increased by such amount as is required to ensure that Licensee's compensation hereunder, after paying such taxes and assessments, is not below such compensation as Licensee would receive absent payment of such taxes and assessments.

5.       LICENSEE'S EXPENSES.

         A) Subject to this PARAGRAPH 5, not later than thirty (30) days after receipt of detailed invoices from Licensee, Operator shall reimburse Licensee or its designated counsel directly, for all reasonable, out-of-pocket expenses actually incurred by Licensee (net of any credits, refunds or retainers previously paid by operator to Licensee or its counsel for such expenses), and that are not after the Effective Date in connection with this Agreement at the request of Operator, including legal and engineering consulting expenses incurred in Licensee's efforts to obtain, renew, maintain and modify its authorization(s) for the ITFS Channels; Licensee's counsels' efforts to evaluate, prepare and advise with respect to applications to the FCC filed by Licensee or to renew any License; Licensee's counsels' efforts to prepare and prosecute any petition to deny, objection or appeal request by Operator or submitted to protect any License; Licensee counsels' efforts to analyze and report on any proposal submitted by Operator; to negotiate any site lease with respect to this Agreement; and Licensee's counsels' efforts to defend this Agreement, its provisions before the FCC, courts, arbitrators and appellate forums; and Licensee counsels' efforts to provide assistance to Licensee as requested by Operator from time to time (collectively referred to as "Licensee's Expenses"); provided, however, any such expense for which Licensee seeks reimbursement which is in excess of One Thousand Dollars ($1,000) shall have been approved by Operator prior to the time such expense was incurred, which approval shall not be unreasonably withheld; provided, further, however, if after such approval, any event occurs which leads Licensee to believe that the approved cap of Licensee's Expenses for any action will not fully cover Licensee's Expenses, Licensee shall have the right to request that Operator raise the cap to the new amount that is Licensee's reasonable estimate of Licensee's Expenses and, absent such approval, Licensee may relieve itself of the obligation for which Licensee's Expenses are to be paid hereunder.

         B) Notwithstanding anything to the contrary in this Agreement, in the event that Licensee files, at Operator's request, an application to modify any License, and such application is or becomes subject to disposition by the FCC through a competitive bidding procedure, Licensee shall participate in such competitive bidding procedure as a bidder and shall submit bids in such auction to the extent that Operator agrees
                  (i) to defray the upfront payment required to bid in such auction for such authorization and (ii) to defray bids by Licensee for the grant of such License modification(s);

                  provided, however, Licensee's bids and Licensee's total financial obligation to the federal government may exceed the amount Operator has agreed to defray, but such excess shall be the sole responsibility of Licensee. Licensee shall not submit any bids in such auction procedure without first consulting with Operator. Operator shall have the right to modify the maximum bid amount Operator has agreed to defray, by notice to Licensee, but no such modification shall reduce that amount below the portion of the last bid preceding such notice that would be Operator's responsibility to pay. In the event that Operator declines to authorize bidding or declines to authorize further bidding once bidding has commenced, Licensee may thereafter bid, but shall not be required to bid, at its own expense.

         C) Operator shall pay all taxes and other governmental charges assessed against its equipment, without cost to or reimbursement by Licensee. In addition, if the FCC or any governmental body collects any regulatory, spectrum or similar fees (including any excise tax) with respect to the ITFS Channels or Operator's Capacity, Operator shall pay such fees.

6.       ADDITIONAL OPERATOR-SUPPLIED EQUIPMENT AND SERVICES.

         A) PRIMARY SUBSCRIBER RESPONSE STATIONS. At any time during the Operational Period Operator shall provide and install for the use of Licensee or a Permitted End User, at Operator's expense, one standard Customer Premises Equipment package (a "Standard Customer Package"), at up to twenty five locations selected by Licensee (the "Primary Response Station Sites"). A Standard Customer Package shall consist of the lowest cost Customer Premises Equipment package made generally available at the time to Operator's retail customers in the Market Area permitting full utilization of the lowest cost tier of service generally available at the time to retail customers in the Market Area. The number of Primary Response Station Sites shall provided to Licensee at Operator's expense shall equal twenty-five (25). Upon provision, each such Standard Customer Package at a Primary Response Station shall be deemed the exclusive property of Licensee or its designee.

         B) LICENSEE ACCESS TO ADDITIONAL RESPONSE STATION EQUIPMENT. At such time that Licensee requires more than twenty-five Standard Customer Packages, Operator shall provide, install for the use of Licensee or a Permitted End User and activate on the System, additional Standard Customer Packages ("Additional Standard Customer Packages"), certain of which may be nonstandard ("Nonstandard Installations"). Each such Additional Standard Customer Package or Nonstandard Installation shall be made available at a price equal to the greater of (i) the price then generally offered to Operator's wholesale customers in the Market Area which customers are most comparable to Licensee with respect to the price such customers pay for capacity and the volume of capacity purchased or, if Operator has no wholesale customers in the Market Area, then eighty percent (80%) of the price generally offered to those retail customers in the Market Area who pay the lowest subscription prices for Operator's services, or (ii) Operator's out-of-pocket cost of supplying such equipment and installation.

         C) MAINTENANCE OF STANDARD CUSTOMER PACKAGES. Operator shall at its expense provide the first on premises service call required for each Primary Response Station Site. Operator shall provide any additional on-premises service at a price no greater than the lowest price (plus only taxes Operator is required by law to collect from the party receiving the service call, such as sales taxes) then generally offered to customers of Operator in the Market Area ordering comparable amounts of capacity. Notwithstanding any other provisions of this Agreement: (i) Licensee shall bear the expenses of maintenance, repair and replacement of Standard Customer Packages if such maintenance, repair or replacement is required because of misuse, negligence, theft or vandalism; and (ii) Operator shall not be required to eliminate or reduce interference caused by Licensee or a Permitted End User.

         D) UPGRADES. Subject to SUBPARAGRAPH 2(k), Operator shall make available to Licensee and Permitted End Users any equipment or software upgrades and associated services that Operator makes generally available to other customers of Operator in the Market Area receiving comparable services in the event of a System change in equipment or software, on the same terms and conditions as Operator makes generally available. In the event that any equipment upgrade involves any replacement of equipment, the replaced equipment and the ownership of the replaced equipment shall be returned to Operator and the equipment provided in replacement of such equipment shall be owned by Licensee.

7. APPROVAL OF AGREEMENT; PROSECUTION OF APPLICATIONS AND PETITIONS; PROTECTION OF LICENSES.

         A) REASONABLE BEST EFFORTS TO SECURE APPROVAL OF THIS AGREEMENT. The Parties recognize that this Agreement may be required to be filed with the FCC and that the FCC may, by formal or informal action (including oral requests of FCC staff), request Licensee to change or eliminate one or more provisions in this Agreement, or add one or more provisions to this Agreement. In that event, the Parties shall cooperate, at Operator's expense, to defend the provisions of this Agreement to the extent feasible and, should efforts to defend the provision fail, to comply with any request for such a change as may be imposed as a condition to leasing under this Agreement.

         B) COOPERATION ON FCC MATTERS. Except for FCC license and license modification applications, Licensee shall file at the FCC petitions, requests and other such comments, consents, objections, petitions, requests or other filings with respect to any other stations, authorizations, applications, proposals or amendments as may be reasonably requested by Operator, provided Licensee finds a good faith basis for the filing of any such comments, objections or petitions. Licensee shall have no obligation to participate or to take any position in any rule making proceeding. Licensee and Operator shall each promptly notify the other of any event of which it has knowledge that may affect any license, permit or authorization for any ITFS Channel. Except for the execution and delivery of interference consents and agreements, Licensee shall cooperate, at Operator's expense, but shall not be required to accept any adverse conditions, with Operator's efforts to cause other ITFS and MDS operators to collocate at the Primary Transmission Sites and Licensed Booster Station sites. Operator and Licensee understand that the FCC may change, or may have changed, after the date of the Option Spectrum Agreement those actions, activities and agreements that must be taken or must exist for an ITFS station licensee to allow third party use of the capacity of its station (a "FCC Use Change"). In the event that an FCC Use Change occurs, or has occurred since the date of the Option Spectrum Agreement, and such FCC Use Change either by itself or with other FCC Use Changes, increases the cost to Licensee of complying with this Agreement, then Operator shall reimburse such costs.

8.       DEFAULT AND TERMINATION.

         A) TERMINATION OF FCC LICENSES. This Agreement shall terminate as to any ITFS Channel upon the expiration, without FCC renewal, of any License necessary to operate on such ITFS Channel, or the revocation of any License necessary to operate on such ITFS Channel; provided, however, this Agreement shall not terminate as to such ITFS Channel notwithstanding the expiration or revocation of any such License for it for so long as an application to renew the License or reconsider revocation is pending or subject to lawful and timely reconsideration, review or appeal and Licensee continues to have authority to operate such ITFS Channel.

         B) TERMINATION BY REASON OF DEFAULT OR NONPERFORMANCE. If a Party is in material breach of its obligations under this Agreement, then the other Party shall give notice to the breaching party of such breach of this Agreement. If the breaching Party fails to cure such breach (or, if the breach is of a negative covenant, to cease such breach) within (i) thirty
                  (30) days of written notice if the breach is the failure to make a payment, or (ii) such period as may be specified in any order of any governmental authority, which order has not been stayed pending any appeal or request for reconsideration or
                  (iii) ninety (90) days of notice of any other material breach, then, in addition to all rights and remedies available to the other Party under law or at equity, such other Party may terminate this Agreement by notice to the breaching Party. Material breaches of this Agreement by Operator include, but are not limited to, any payment default by Operator, the failure of Operator to maintain operations on any ITFS Channel for a one hundred eighty (180) day period, or such longer period as Licensee may determine in its discretion, (without regard to Licensee control obligations under FCC Rules), the failure of Operator within the time frame specified by the FCC to obey any order of the FCC directed to Operator or Licensee concerning the ITFS Channels.

         C) TERMINATION BY REASON OF INSOLVENCY OR BANKRUPTCY. If either Party files a petition pursuant to Title 7 or 11 of the United States Bankruptcy Code or is adjudged a debtor after the filing of an involuntary bankruptcy petition against that Party, or if either Party files a petition for relief pursuant to any state insolvency laws, then, to the extent allowed under law, this Agreement may be immediately terminated by the other Party upon notice.

         D) NO RIGHTS BEYOND TERM OF LICENSES. This Agreement shall not give rise to any rights or remedies beyond the expiration of any FCC License necessary for the continued operation of the ITFS Channels; provided, however, any such expiration shall not be effective so long as an application to renew such license or reconsider such revocation is pending or subject to lawful and timely reconsideration, review or appeal, and Licensee has authority to operate the related ITFS Channel.

         E) LICENSEE'S RIGHT TO PERFORM OPERATOR'S OBLIGATIONS. In the event that Operator shall fail or refuse to perform any material obligation or duty of Operator under this Agreement, Licensee may perform such obligation after notifying Operator of its failure or refusal to perform such obligation and all of Licensee's reasonable out-of-pocket costs and expenses in connection with such performance shall be reimbursed by Operator within thirty (30) days of each request therefor, along with interest on such amount accruing for each dollar when paid by Licensee at the rate set forth in SUBPARAGRAPH 4(c) and also due within thirty (30) days of demand.

9. PURCHASE OPTION UPON EXPIRATION OR TERMINATION. Subject to SUBPARAGRAPHS 8(d), 9(a), 9(b) AND 9(c), in the event this Agreement expires or is terminated for any reason other than a default by Licensee, Licensee shall have the option upon giving written notice to Operator within thirty (30) days of such expiration or termination to (i) purchase in the event that Operator discontinues services in the Market Area following such expiration or termination ("Equipment Purchase"), or (ii) lease from Operator, if Operator uses such equipment in connection with other channels or operations ("Equipment Lease"), only that minimum portion of the software and/or equipment necessary to continue operation of the Channels for the provisions of services to Licensee's then existing customers (the "Transferable Equipment").

         A) OPERATOR'S DEFAULT. If this agreement is terminated by reason of a default by Operator, Licensee shall have the option (i) with respect to an Equipment Purchase, to purchase the Transferable Equipment at a price equal the lesser of (A) to the then fair market value of the Transferable Equipment (taking into account depreciation) or (B) the net book value of the Transferable Equipment, or (ii) with respect to an Equipment Lease, to lease the Transferable Equipment from Operator for a period of not longer than the date on which the FCC License expires or is otherwise terminated at a lease rate equal to the then fair market lease value of the Transferable Equipment.

         B) TERMINATION WITHOUT DEFAULT. If this Agreement is terminated or expires for any reason other than a default by Licensee or a default by Operator, then Licensee shall have the option (i) with respect to an Equipment Purchase, to purchase the Transferable Equipment at a price equal to the greater of (A) the then fair market value of the Transferable Equipment (taking into account depreciation) or (B) the replacement value of the Transferable Equipment, or (ii) with respect to an Equipment Lease, to lease the Transferable Equipment from Operator for a period of not longer than the third (3rd) anniversary of the date of the termination or expiration of this Agreement at a lease rate equal to (x) the then fair market lease value of the Transferable Equipment or (y) a market lease rate based on the replacement value of the Transferable Equipment.

         C) OPTION PROCEDURE. To exercise its purchase or lease rights as set forth in this PARAGRAPH 9, Licensee shall provide Operator with notice of its intent to exercise such rights and written notice of such exercise elections as allowed by SUBPARAGRAPHS 9(a) and (b) within thirty (30) days after the termination or expiration of this Agreement. In the event that Licensee elects to purchase the Transferable Equipment, Licensee shall promptly pay to Operator the purchase price and Operator shall convey to Licensee title and possession of the Transferable Equipment. Deliver of the Transferable Equipment shall be accompanied by a bill of sale. In the event that

                  Licensee elects to lease the Transferable Equipment, Licensee and Operator shall, in good faith, promptly negotiate the terms of and enter into a lease agreement

         D) FAIR MARKET VALUE OR LEASE RATE OF TRANSFERABLE EQUIPMENT. If the parties do not agree on the fair market value or fair market lease value of the Transferable Equipment within thirty
                  (30) days of Licensee's exercise of its option, the fair market value shall be submitted to Baseball Arbitration pursuant to PARAGRAPH 14. The cost of the arbitrator shall be borne equally by both parties.

         E) SURVIVAL. The provisions of this PARAGRAPH 9 shall survive the expiration or termination of this Agreement.

10.      ASSIGNMENT AND TRANSFER OF RIGHTS AND OBLIGATIONS.

         A) Operator may, without the prior consent of Licensee, assign its rights and/or obligations under this Agreement; provided that, (i) Operator gives written notice to Licensee of such assignment; and (ii) the assignee, upon the effective date of the assignment, either (w) pays all Monthly Royalty Fees then Due Licensee pursuant to SUBPARAGRAPH 4(a) on an accelerated basis; (x) provides a letter of credit or other security reasonably acceptable to Licensee; (y) Operator provides Licensee with a guaranty of payment at that time; or (z) Licensee, in its reasonable determination is satisfied that the assignee is creditworthy and has the financial abilities to perform the obligations of this Agreement; and (iii) unconditionally agrees in writing to assume Operator's obligations under this Agreement.

         B) Licensee may assign or transfer the License to (i) a non-profit Affiliate or wholly-owned subsidiary of Licensee or
                  (ii) subject to a prior FCC Transfer Decision occurring, a for-profit Affiliate or wholly-owned subsidiary of Licensee; provided, however that in either case, Licensee provides Operator written notice on or before the effective date of the assignment, the assignee agrees in writing to assume Licensee's obligations under this Agreement, and Licensee provides Operator with a guaranty of performance of the assignee's obligations under this Agreement prior to the effectiveness of the assignment. In addition, Operator acknowledges and understands that Licensee may at some point, for reasons deemed sufficient to Licensee, discontinue ITFS operations. Subject to SUBPARAGRAPH 9(c), Licensee shall notify Operator in writing in advance of finalizing any such decision and, to the extent not then prohibited by FCC Rules, shall not discontinue ITFS operations without first assigning the License to an FCC-qualified entity which is reasonably acceptable to Operator and which agrees to assume Licensee's obligations under this Agreement.

         C)       RIGHT OF FIRST REFUSAL UPON SALE OF FCC LICENSES.

                  (i) If (i) at any time the FCC modifies its rules to permit the sale, assignment or transfer of the FCC Licenses to for-profit entities (an "FCC Transfer Decision"), and Licensee chooses, in its sole discretion to sell, assign or transfer one or more of the FCC Licenses to a for profit entity (other than a for-profit entity that is an Affiliate of Licensee) (collectively such sale, assignment or transfer, a "FCC Licenses Sale"), or (ii) Licensee chooses, in its sole discretion to sell, assign or transfer one or more of the FCC Licenses to a not-for-profit entity (other than a not-for-profit entity that is an Affiliate of Licensee) ("Not-for-Profit Transfer"), then the following provisions shall apply with respect to each such FCC License:

                  (ii) Licensee shall deliver to Operator a written notice ("Transfer Notice"), which notice shall (A) state Licensee's intention to make a FCC Licenses Sale or Not-for-Profit Transfer of one or more FCC Licenses to one or more qualified Persons, a description of the FCC License involved, the purchase price therefore and a summary of the other material terms of the proposed FCC Licenses Sale or Not-for-Profit Transfer (as applicable) and (B) offer, in accordance with this SUBPARAGRAPH 10(c), to Operator (x) the option to acquire the applicable FCC License(s) upon the terms and subject to the conditions of the proposed FCC Licenses Sale as set forth in the Transfer Notice (the "FCC Licenses Sale Offer"), or
                           (y) the option to designate a FCC qualified entity to acquire the applicable FCC License(s) upon the terms and subject to the conditions of the proposed Not-for-Profit Transfer as set forth in the Transfer Notice (the "FCC Transfer Offer"). The FCC Licenses Sale Offer or FCC Transfer Offer, as applicable, shall remain open and irrevocable for the periods set forth below (and, to the extent the FCC Licenses Sale Offer or FCC Transfer Offer is accepted during such periods, until the consummation of the FCC Licenses Sale or the Not-for Profit Transfer as contemplated by the FCC Licenses Sale Offer or the FCC Transfer Offer, as applicable). Operator (or its FCC qualified designee with respect to an FCC Transfer Offer) shall have the right and option, for a period of forty-five
                           (45) days after receipt of the Transfer Notice ("Acceptance Period"), to accept the FCC Licenses Sale Offer or the FCC Transfer Offer, as applicable, on the terms stated in the Transfer Notice. Such acceptance shall be made by delivering a written notice of such acceptance to Licensee within the Acceptance Period.

                  (iii) If the acceptance of the FCC Licenses Sale Offer or FCC Transfer Offer, as applicable, is not delivered pursuant to SUBPARAGRAPH 10(c)(ii) within the Acceptance Period, then Licensee may sell, assign or transfer the applicable FCC License so offered for sale, assignment or transfer in the Transfer Notice and not so accepted, at a price not less than the price and on the terms, taken as a whole, no more favorable to the purchaser thereof than the price and terms stated in the Transfer Notice at any time within one hundred twenty (120) days after the expiration of the Acceptance Period (the "Licensee Transfer Period"). In the event that the applicable FCC License is not sold, assigned or transferred by Licensee during the Licensee Transfer Period, the right of Licensee to sell, assign, or transfer such FCC License shall expire and the obligations of this SUBPARAGRAPH 10(c) shall be reinstated; provided, however, that in the event that Licensee determines, at any time during the Licensee Transfer Period, that the sale , assignment or transfer of the FCC License on the terms set forth in the Transfer Notice is impractical, then Licensee may terminate the offer and reinstate the procedure provided in this SUBPARAGRAPH 10(c) without waiting for the expiration of the Licensee Transfer Period.

                  (iv) All transfers of FCC Licenses to Operator that are subject to a Transfer Notice pursuant to this Agreement shall be consummated contemporaneously at the offices of Operator on a mutually satisfactory Business Day within thirty (30) days following the expiration of the Sale Acceptance Period or, if later, the fifth business day following the receipt of any regulatory approvals.

11.      REPRESENTATIONS AND WARRANTIES OF LICENSEE.

         A) ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Licensee is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Licensee is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or the Licenses and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

         B) AUTHORIZATION OF AGREEMENT. Licensee has all requisite corporate power and authority (i) to enter into, deliver and carry out the transactions contemplated by this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement, and
                  (ii) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Licensee and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of Licensee, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         C)       NO CONFLICT.

                  (i) Neither the execution and delivery by Licensee of this Agreement, nor compliance by Licensee with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents (as defined in the Option Spectrum Agreement) of Licensee, (ii) conflict with, violate, result in the breach of, constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any party the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which Licensee is a party or by which Licensee or any of its properties or assets is bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency or authority by which Licensee is bound.

                  (ii) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of Licensee in connection with the execution and delivery of this Agreement or the compliance by Licensee with any of the provisions hereof.

         D) COMPLIANCE WITH LAWS. Except as provided in Schedule 11(d), Licensee (a) has complied in all respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Licensee Material Adverse Effect and (b) has all federal, state, local and foreign governmental Permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Licensee Material Adverse Effect, such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to the best knowledge of Licensee, threatened to revoke or limit any such Permit. Schedule 11(d) sets forth a list of all material licenses, permits and qualifications (other than the FCC Licenses) and the expiration dates thereof.

         E) FCC MATTERS. Throughout the Term of this Agreement and the term of this Agreement:

                  (i) Licensee holds, and is fully qualified in all respects to hold, the FCC Licenses set forth and described on Exhibit A, which sets forth the name of the licensee, the FCC call sign, the Channels, the Market Area, the number of Households and the number of CPOPs. The Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the operations of Licensee in the Market Area. To the best knowledge of Licensee, all information set forth in such Schedule is complete and accurate in all respects. Except for Pending Applications (as defined in the Option Spectrum Agreement) filed prior to the Effective Date and those modifications that have been granted by the FCC prior to the Effective Date, neither Licensee nor any of its Affiliates have modified or sought to have modified any License.

                  (ii) Licensee holds all of the Licenses set forth on Exhibit A and such Licenses are free and clear of all Liens (except for the rights of first refusal set forth on Schedule 11(e)(ii)). None of the Licenses set forth such schedule are subject to CCI Rights (as defined in the Option Spectrum Agreement) or are otherwise subject to the terms of the Clearwire Agreement (as defined in the Option Spectrum Agreement).

                  (iii) Except as set forth on Schedule 11(e)(iii), to the best knowledge of Licensee, (i) the grant, renewal or assignment of the Licenses to the existing licensee thereof was approved by the FCC by final order and the Licenses are validly issued and in full force and effect; (ii) except with respect construction permit extension requests, there is no Proceeding pending before the FCC or threatened with respect to any License; (iii) Licensee and its Affiliates have made on a timely basis all payments to any applicable Government Agency with respect to the Licenses, including all payments due to the FCC and all required copyright royalty fee payments and all required

                           Statements of Account to the U.S. Copyright Office relating to retransmission of television and radio broadcast signals; and (iv) Licensee is otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office.

                  (iv) Except as set forth on Schedule 11(e)(iv), to the best knowledge of Licensee, all Pending Applications (as defined in the Option Spectrum Agreement) have been timely filed, and the FCC has not notified any of Licensee that any of the Pending Applications is subject to denial due to lack of timely filing or other defect.

                  (v) Except as set forth on Schedule 11(e)(v), to the best knowledge of Licensee, (i) the facilities subject to a License for which a certification or notification of completion of construction has been filed with the FCC ("Constructed Facilities") are operating, and have been operating, in material compliance with the License therefore, the Communications Act and FCC Rules, (ii) Licensee is not transmitting from or otherwise operating any Constructed Facility that is not the subject of an License, (iii) none of the Constructed Facilities subject to a License (A) is authorized pursuant to an authorization which is subject to challenge before any court of competent jurisdiction or (B) other than as set forth on
                           Schedule 11(e)(v), is subject to any lease, sub-lease or any agreement to make it available to a third party; (iv) no License is subject to a revocation proceeding; and (v) no Constructed Facilities are operating pursuant to special temporary or developmental authority.

                  (vi) Except as set forth on Schedule 11(e)(vi), to the best knowledge of Licensee, Licensee's licensed ITFS facilities are being operated, and Licensee's operations and activities pursuant to any Licenses are being conducted, in compliance with (A) the Communications Act, (B) the terms and conditions of the Licenses applicable to them, and (C) the FCC Rules.

                  (vii) Except as set forth Schedule 11(e)(vii), to the best knowledge of Licensee, all FCC Reports and fees required to be filed by each Licensee with the FCC with respect to the Licenses and they have been timely filed. All FCC Reports filed by any of Licensee are complete and correct in all material respects.

                  (viii) Licensee holds the License free and clear of all Liens. No Person other than Licensee has any right, title or interest in or to the

                           License, nor does any Person other than Licensee have any right to acquire, lease or otherwise use the License, whether such right may be currently existing or would become effective on the occurrence of any event, the failure of an event to occur, notice, or passage of time, or any of the above.

         F) TOWER LEASES. Schedule 11(f) sets forth a true and complete list of each Tower Lease to which Licensee is party in a Market Area, the Market Area, the expiration date of the lease, the name of the lessor, the address or location of the leased premises or tower site, and the monthly, quarterly or annual rent, as applicable, payable under such Tower Lease. Each Tower Lease is valid, binding on Licensee and, to the best knowledge of Licensee, each other party thereto and is in full force and effect, enforceable by Licensee in accordance with its terms. Neither Licensee nor, to the best knowledge of Licensee, any other party to any of the Tower Leases has failed to comply with or is in material breach or material default thereunder. Except as set forth on Schedule 11(f), to the best knowledge of Licensee, no condition exists or event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Tower Lease.

         G) INTERFERENCE COORDINATION AGREEMENTS. To the best knowledge of Licensee, Schedule 11(g) sets forth a true and complete list of all interference consents that have been granted by Licensee with respect to any Licenses and that would have a material impact on the use of the Channels.

         H) LITIGATION. Except as set forth on Schedule 11(h), there is no Proceeding now in progress or pending or, to the best knowledge of Licensee, threatened against Licensee or the assets (including the intellectual property rights) or the business of Licensee, nor to the best knowledge of Licensee, does there exist any basis therefore, except for immaterial claims brought against Licensee in the ordinary course of business. Licensee is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality ("Government Agency").

         I) DISCLOSURE. Neither this Agreement (including all exhibits, annexes, schedules or attachments hereto) nor any certificate furnished or made to Operator or pursuant to or in connection with this Agreement (including all exhibits, annexes, schedules or attachments hereto) contains any untrue statement of a material fact or, to the best knowledge of Licensee, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

         J) KNOWLEDGE. Any representation, warranty, covenant, obligation, or part thereof that states that it is made to the best knowledge of Licensee is made to its best knowledge after commercially reasonable investigation and includes all facts which it knew or should have known as a result of such investigation, including the best knowledge after commercially reasonable investigation of Licensee's executive officers and legal counsel.

12.      INSURANCE.

         From and after the Effective Date, Operator, at its sole expense, shall secure and maintain (to the extent available at commercially reasonable rates) with financially reputable insurers one or more policies of insurance insuring the Transmission Equipment and Operator's utilization of the ITFS Channels against casualty and other losses of the kinds customarily carried under similar circumstances by such firms, including, without limitation: (a) "All risk" property insurance covering such Transmission Equipment to the extent of one hundred percent (100%) of its full replacement value without deduction for depreciation; (b) comprehensive general liability insurance covering liability resulting from Operator's operation of the ITFS Channels on an occurrence basis having minimum limits of liability in an amount of not less than Three Million Dollars ($3,000,000.00) for bodily injury, personal injury, or death to any person or persons in any one occurrence, and not less than Six Million Dollars ($6,000,000.00) in the aggregate for all such losses during each policy year, and not less than Three Million Dollars ($3,000,000.00) with respect to damage to property (such minimum limits in clauses (a) and (b) to be increased by fifteen percent (15%) as of January 1, 2006 and every five years thereafter); and (c) all workers compensation, automobile liability and similar insurance required by law. All such policies shall designate Licensee as either the insured party or as a named additional insured party, shall be written as primary policies, not contributory with and not in excess of any coverage which Licensee may carry, and shall provide that the issuer shall notify Licensee thirty (30) days prior to any cancellation or lapse of such insurance or in any change in the coverage thereof. Executed copies of the policies of insurance required under this Paragraph or certificates thereof shall be delivered to Licensee prior to the Effective Date. Operator shall furnish Licensee with evidence of renewal of each such policy prior to the expiration of the term thereof. All insurance policies obtained pursuant to this Subparagraph shall reflect that loss proceeds payable thereunder shall be made payable to the party or parties incurring the related loss except to the extent that such loss proceeds relate to the repair, maintenance or replacement of Transmission Equipment or other equipment or facilities the repair, maintenance, or replacement of which (i) is the financial responsibility of the

         Operator or (ii) has been commenced or completed by the Operator, in which case such loss proceeds shall be made payable to the Operator only and Operator shall be responsible for such repair, maintenance or replacement. In the event that any loss proceeds are paid or intended to be paid other than in accordance with the foregoing sentence, Licensee agrees to fully cooperate with either the applicable insurer or the Operator as required to ensure that such loss proceeds are paid in accordance herewith.

13.      RESTRICTIVE COVENANTS.

         Each Party (the "Protected Party") acknowledges that there may be made available to it pursuant to this Agreement, or may have been made available to it, proprietary information of the other Party (the "Protecting Party") or its board members, Affiliates, agents or contractors ("Confidential Information"), the value of which may be reduced or destroyed by unauthorized dissemination. Accordingly, the Protecting Party agrees that, except and to the extent it may be required by law or to the extent necessary to enforce or defend its rights under this Agreement before an appropriate tribunal, neither it nor any of its board members, Affiliates, employees, agents, controlling parties or contractors shall, in any manner, directly or indirectly, disclose such Confidential Information to any person, firm, corporation, agent or contractor or other entity (other than the Protecting Party's attorneys and consultants who agree in writing with the Protected Party to these confidentiality provisions) and said undertakings are enforceable by injunctive or other equitable relief to prevent any violation or threatened violation thereof and without prejudice to any other legal remedies of the Protected Party. Each Protecting Party may disclose this Agreement to its Affiliates; strategic partners; actual or potential investors, lenders, acquirers, merger partners; and others whom the Protecting Party deem in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with the Protecting Party; provided that the Protecting Party secures an enforceable obligation from such third party to limit the use and disclosure of Confidential Information as provided herein. To the extent a copy of this Agreement or any amendment thereto is required to be filed with the FCC, all terms (including financial terms) stating compensation, reimbursement or contributions from Operator to Licensee or third parties must be redacted from such filing to the extent permitted by the FCC.

14.      RESOLUTION OF CERTAIN DISPUTES.

         A) If the Parties are unable to resolve any monetary dispute under this Agreement or any dispute as to the interpretation of a provision of this Agreement (each, a "Dispute"), subject to the additional procedures set forth in SUBPARAGRAPHS 2(e) AND 5(b), the baseball decision rules ("Baseball Arbitration") set forth in SUBPARAGRAPH 14(b) shall apply. If the Parties are unable to resolve any other disputes (each a "Breach Dispute"), including without limitation disputes regarding a breach or default under this agreement, the parties shall arbitrate such dispute pursuant to the rules set forth in SUBPARAGRAPH 14(c).

         B) Any such matter shall be resolved by a single Arbitrator. In the event of a Dispute, either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by Baseball Arbitration. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. Within fifteen (15) days (the "Submission Period") after the appointment of the arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"), each Party shall submit to the Arbitrator its own proposal for the resolution of the contested issue. Such submissions shall remain secret until after the Arbitrator has received each Party's proposal, at which time the Arbitrator shall inform each Party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. The Arbitrator shall compare the proposals. Except as otherwise provided in SUBPARAGRAPH 4(b) for arbitration thereunder, the Arbitrator shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination, and may permit discovery in accordance with the provisions of this SUBPARAGRAPH 14(a).

         C) Any such mater shall be resolved by a single Arbitrator. In the event of a Breach Dispute either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by an Arbitrator. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. During the Submission Period, the parties shall appoint the Arbitrator in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"). The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty).

         D) The arbitration hearing shall be located at a neutral site as mutually agreed by the parties, or if the parties cannot so agree, then (i) if the arbitration is commenced by Licensee, the location of the arbitration shall be in Seattle, Washington, or (ii) if the arbitration is commenced by Operator, the location of the arbitration shall be in New York, New York. The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each Party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitrator will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of this Paragraph.

         E) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Paragraph, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Paragraph and the rules of the AAA.

         F) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's or Arbitration Panel's finding of facts and any relevant conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

         G) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator or Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

         H) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

         I) Each Party will bear an equal one-half of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each Party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled; the non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the AAA, and the expenses, including without limitation, attorneys' fees and costs, and expert and witness fees and costs, incurred by the other party to the arbitration.

         J) Notwithstanding anything to the contrary in this PARAGRAPH 14, either party may seek injunctive relief from a court of competent jurisdiction (in accordance with PARAGRAPH 19 at any time without complying with the foregoing provisions.

15.      FORCE MAJEURE.

         If by reason of Force Majeure either Party is unable in whole or in part to perform its obligations hereunder, such Party shall not be deemed to be in violation or default during the period of such inability solely as a result of such inability, provided that this provision shall not be construed to limit in any way or otherwise relieve either Party of its obligation under any other provision of this Agreement, which is applicable upon the occurrence of Force Majeure. "Force Majeure" shall mean the following: acts of God, acts of third parties outside of such Party's control, acts of public enemies, orders of any branch of the government of the United States, or any State or any political subdivisions thereof having legal jurisdiction (unless such order would otherwise be the basis for a termination pursuant to SUBPARAGRAPH 8(a)) which are not the result of action or inaction of the Party that would constitute a breach of this Agreement, public insurrections, interference from unauthorized sources, floods, sinkholes, riots, epidemics, fires, civil disturbances, explosions, power outages, meteorological or astronomical events, labor disturbances and strikes or any other cause or event not reasonably within the control of the Party failing in its performance hereunder.

16.      INDEMNIFICATION.

         A) Operator shall indemnify, defend and hold Licensee, its Affiliates, their respective officers, directors, partners, managing directors, Affiliates, employees, agents, consultants, representatives, successors and assigns harmless from and against all Losses (as hereinafter defined) incurred or suffered by such person or entity arising out of, relating to, or resulting from (i) harmful interference caused or allegedly caused by the installation, use or maintenance by Operator or for Operator's subscribers of Transmission Equipment or subscriber response station equipment, (ii) any claims that Operator's operation of equipment using any of the ITFS Channels including, is causing or has caused or allegedly is causing or allegedly has caused any adverse effect on health or the environment; (iii) any claims by third parties related to Operator's operation of the System; and (iv) any action by the FCC pursuant to or arising directly from a breach by Operator of the terms or conditions of this Agreement (as amended from time to time). Notwithstanding the foregoing, Operator's indemnification obligations hereunder shall be subject to the deductible of Five Thousand Dollars ($5,000).

         B) For purposes of this Agreement, "Losses" shall mean, subject to the proviso following, each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, lost FCC Licenses, expenses and disbursements of counsel, consultants and other experts; provided, however, Losses shall not include consequential damages, special damages, loss of earnings or punitive damages.

         C) A Party seeking indemnification under this Agreement shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Party from whom indemnification is being sought a claim notice relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Party from whom indemnity is sought except to the extent such Party is materially prejudiced by such failure or delay.

17.      NOTICE.

         All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with a confirmatory copy sent by a different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other Parties:

                  (i)      if, to Operator, to:

                                    Fixed Wireless Holdings, LLC
                                    2000 Pennsylvania Avenue NW
                                    Suite 4400
                                    Washington, DC 20006
                                    Attention:  R. Gerard Salemme

                           with a copy to:

                                    Davis Wright Tremaine LLP
                                    2600 Century Square
                                    1501 Fourth Avenue
                                    Seattle, Washington  98101-1688
                                    Attention: Benjamin G. Wolff, Esquire

                  (ii)     if to Licensee:

                                    Hispanic Information and Telecommunications
                                         Network, Inc.
                                    449 Broadway, Third Floor
                                    New York, New York  10013
                                    Telecopy:  (212) 966-5725
                                    Telephone:  (212) 966-5660
                                    Attention: Jose Luis Rodriguez

                                    with copies to:

                                    Day, Berry & Howard
                                    One Canterbury Green
                                    Stamford, CT  06901-2047
                                    Fax: (203) 977-7301
                                    Attention: Sabino Rodriguez
                                    and

                                    RJGLaw LLC
                                    8401 Ramsey Avenue
                                    Silver Spring, MD 20910
                                    Fax: (301) 589-2644
                                    Attention: Rudolph J. Geist

         All such notices, requests, consents and other communications shall be deemed to have been given when received.

18.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law that might result in the application of the laws of any other jurisdiction.

19.      SPECIFIC PERFORMANCE.

         The Parties acknowledge and agree that the rights reserved to each of them hereunder are of a special, unique, unusual and extraordinary character, and that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the Parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that each Party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other Party and to enforce specifically such terms and provisions of this Agreement in any state or federal court of the United States, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other Parties are entitled to at law or in equity. The non-prevailing party shall pay its own expenses, court costs and the expenses, including without limitation, attorneys' fees and costs, and expert witness fees incurred by the other party.

20.      CONSTRUCTION.

         The definitions in this Agreement shall apply to both the singular and plural forms of the terms defined. For the convenience of the parties, Exhibit B references the Paragraphs and Subparagraphs of this Agreement in which terms are defined. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." All references to Paragraphs, to Subparagraphs and to Exhibits are references to Paragraphs, to Subparagraphs and to Exhibits of this Agreement. The terms "this Agreement," "hereof," "hereunder" and similar expressions refer to this Agreement as a whole unless specifically stated.

21.      HEADINGS.

         The Paragraph and Subparagraph headings are for the convenience of the parties and shall not be used to interpret this Agreement.

22.      RELATIONSHIP OF PARTIES.

         This Agreement creates a capacity use relationship and not a joint venture or partnership. Each Party will act so as to preserve that intent and neither shall present itself as the other party or represent itself as having the right to represent, bind, or contract on behalf of, the other Party.

23.      WAIVER.

         The express or implied waiver by either Party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other Party to fulfill such representation, warranty, condition, covenant or obligation hereunder.

24.      ENTIRE AGREEMENT, AMENDMENTS.

         This Agreement, along with its Exhibits, the Option Spectrum Agreement and the agreements executed pursuant to the Option Spectrum Agreement, constitutes the entire Agreement between the Parties regarding its subject matter and supersedes all oral or prior written agreements of any kind between the Parties relating to its subject matter. This Agreement may be modified only by an amendment in writing executed by both Parties.

25.      COUNTERPARTS.

         This Agreement and any amendments to it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties shall accept facsimile signatures as original signatures.

26.      LICENSEE CONTROL.

         To the extent required by FCC Rules, Licensee shall have: (a) access to and control over the Transmission Equipment upon not less than twenty-four (24) hours notice outside of business hours and four (4) hours notice during business hours; (b) reasonable access during normal business hours to the Transmission Equipment and response station equipment operating on any ITFS Channels; and (c) the right to consult with Operator's maintenance personnel at reasonable times, for reasonable periods and upon reasonable notice concerning the maintenance of Transmission Equipment used for the ITFS Channels and response station equipment operating on any ITFS Channels; provided, however, Licensee shall not exercise rights under this Paragraph in any manner that interferes with Operator's lawful use of Operator's Capacity in accordance with this Agreement and FCC Rules, or interferes with Operator's or any third party's lawful use in accordance with this Agreement and FCC Rules of the equipment utilizing the ITFS Channels. Operator shall at all times provide Licensee with the capability of deactivating any and all response stations operating on the ITFS Channels in accordance with FCC Rule 74.939(o).

27.      VALIDITY AND SEVERABILTY.

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto affected by such determination in any material respect shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPERATOR                                 LICENSEE

FIXED WIRELESS HOLDINGS, LLC             HISPANIC INFORMATION AND
                                         TELECOMMUNICATIONS
                                         NETWORK, INC.

By:                                      By:
   --------------------------------         ----------------------------
R. Gerard Salemme, Vice President        Jose Luis Rodriguez, President


  [Signature Page to IUA for the ________________, _____________ Market Area]

INCLUDED EXHIBITS AND SCHEDULE LIST:

A ITFS LICENSE, CHANNELS, METROPOLITAN AREA, PRIMARY TRANSMISSION SITE, LOCATION OF LICENSEE'S ORIGINATION POINT AND LICENSEE'S DIGITAL CHANNEL CAPACITY

B.       DEFINITIONS

C.       EXAMPLES PURSUANT TO SUBPARAGRAPH 2(d)(i) AND (ii)

                                    EXHIBIT A

                   ITFS LICENSE, CHANNELS, METROPOLITAN AREA,

                           PRIMARY TRANSMISSION SITE,

                    LOCATION OF LICENSEE'S ORIGINATION POINT

                     AND LICENSEE'S DIGITAL CHANNEL CAPACITY

License Call Sign:
                  ---------------------
ITFS Channels:
              -------------------------
Market Area:
             --------------------------
Primary Transmission Site:
                          -------------

                                    EXHIBIT B

                                   DEFINITIONS

"AAA" is defined in Paragraph 14(a).

"Acceptance Period" is defined in Subparagraph 9(c)(ii).

"Affiliate" is defined in Subparagraph 2(e)(i).

"Additional Standard Customer Packages" is defined in Subparagraph 6(b).

"Agreement" is defined in the opening paragraph.

"Arbitrator" is defined in Subparagraph 14(a).

"Baseball Arbitration" is defined in Subparagraph 14(a).

"Basic Feature" is defined in Subparagraph 2(g)(i).

"Basic Service Criteria" is defined in Subparagraph 2(g)(iii).

"Breach Dispute" is defined in Section 14(a).

"Claim Notice" is defined in Subparagraph 16(c).

"Collocation" is defined in Subparagraph 2(h)(v).

"Collocation Reference Contract" is defined in Subparagraph 2(h)(v).

"Common Equipment" is defined in Subparagraph 3(a)(vi).

"Confidential Information" is defined in Paragraph 13.

"Decoupling Event" is defined in Subparagraph 4(b).

"Deferral Notice" is defined in Subparagraph 2(f)(ii).

"Dispute" is defined in Subparagraph 14(a).

"Effective Date" is defined in Paragraph 1.

"End User" and "End Users" are defined in Subparagraph 3(a)(x).

"End User Throughput Rate" is defined in Subparagraph 2(d)(ii).




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"Engineered Throughput Rate" is defined in Subparagraph 2(d)(ii).

"Enhanced Feature" is defined in Subparagraph 2(h)(i).

"Equipment Lease" is defined in Paragraph 9.

"Equipment Purchase" is defined in Paragraph 9.

"Equipment Notice Date" is defined in Subparagraph 2(a)(i)(2)(B).

"Excess Capacity" is defined in Subparagraph 2(f)(ii).

"Excess Usage Situation" is defined in Subparagraph 2(d)(iv).

"Fair Market Value Royalty Fee" is defined in Subparagraph 4(b)(i).

"FCC" is defined in the Recitals.

"FCC Licenses" is defined in Subparagraph 11(d).

"FCC Licenses Sale" is defined in Subparagraph 9(c).

"FCC Licenses Sale Offer" is defined in Subparagraph 9(c)(ii).

"FCC Rules" is defined in the Recitals.

"FCC Transfer Decision" is defined in Subparagraph 9(c).

"FCC Transfer Offer" is defined in Subparagraph 9(c)(ii).

"FCC Use Change" is defined in Subparagraph 7(b).

"Five Percent User" and "Five Percent Users" are defined in Subparagraph
2(d)(i).

"Force Majeure" is defined in Paragraph 15.

"Full Channel Option" is defined in Subparagraph 2(a)(iii).

"High Power Booster Station Equipment" is defined in Subparagraph 3(a)(ii).

"Hold-over Right" is defined in Subparagraph 2(a)(i)(2)(C).

"Hold-over Right Notice Date" is defined in Subparagraph 2(a)(i)(2)(C).

"Hold-over Services" is defined in Paragraph 9.

"Hub Receive Equipment" is defined in Subparagraph 3(a)(v).





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"Hub Receive Site" is defined in Subparagraph 3(a)(v).

"Identified Legacy Equipment" is defined in Subparagraph 2(a)(ii).

"Initial Term" is defined in Paragraph 1.

"Internet Transit" is defined in Subparagraph 2(h)(iv).

"ITFS" is defined in the Recitals.

"ITFS Channel" and "ITFS Channels" are defined in the Recitals.

"ITFS Engineered Throughput Rate" is defined in Subparagraph 2(d)(i).

"Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(B).

"License" and "Licenses" are defined in the Recitals.

"Licensed Booster Station" is defined in Subparagraph 3(a)(ii).

"Licensee" is defined in the opening paragraph.

"Licensee Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(A).

"Licensee Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Licensee, taken as a whole, other than changes affecting the broadband wireless business generally

"Licensee Purchase" is defined in Subparagraph 2(a)(i)(2)(B).

"Licensee Service Contract" is defined in Subparagraph 2(e)(iii).

"Licensee Transfer Period" is defined in Subparagraph 9(c)(iii).

"Licensee's Educational Reservation" is defined in Subparagraph 2(d)(i).

"Licensee's Expenses" is defined in Subparagraph 5(a).

"Licensee's Intermediate Capacity" is defined in Subparagraph 2(f)(i).

"Licensee's Notice Date" is defined in Subparagraph 4(b)(i).

"Licensee's Throughput" is defined in Subparagraph 2(d)(iii).

"Licensee's Throughput Rate Entitlement" is defined in Subparagraph 2(d)(ii).




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"Licensee's Total Ordered Data Speeds" is defined in Subparagraph 2(d)(iv).

"Losses" is defined in Subparagraph 16(b).

"Low Power Booster Station Equipment" is defined in Subparagraph 3(a)(ii).

"Market Area" is defined in the Recitals.

"MDS" is defined in the Recitals.

"Network Management Services" is defined in Subparagraph 2(h)(iii).

"Nonstandard Installation" is defined in Subparagraph 6(b).

"Non-peak Hours" is defined in Subparagraph 2(d)(iii)(3).

"Not-for-Profit Transfer" is defined in Subparagraph 9(c).

"Operational Period" is defined in Subparagraph 2(d)(i).

"Operator" is defined in the opening paragraph.

"Operator Purchase" is defined in Subparagraph 2(a)(i)(2)(B).

"Operator's Capacity" is defined in Subparagraph 2(c).

"Operator's Group" is defined in Subparagraph 2(e)(i).

"Option Spectrum Agreement" is defined in the recitals.

"OSHA" is defined in Subparagraph 3(f).

"Oversubscription Level" is defined in Subparagraph 2(d)(ii).

"Partial Channel Option" is defined in Subparagraph 2(a)(iii).

"Party" and "Parties" are defined in the opening paragraph.

"Peak Adjustment Number" is defined in Subparagraph 2(d)(iii)(1)(E).

"Peak Benchmark" is defined in Subparagraph 2(d)(iii)(1)(B).

"Peak Hours" is defined in Subparagraph 2(d)(iii)(3).

"Permitted End Users" is defined in Subparagraph 2(l).

"Permitted Uses" is defined in Subparagraph 2(l).





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"Proceeding" means any action, suit, litigation, arbitration proceeding
(including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Government Agency or any arbitrator or arbitration panel.

"Price Index" is defined in Subparagraph 4(b)(iii).

"Primary Response Station Sites" is defined in Subparagraph 6(a).

"Primary Transmission Equipment" is defined in Subparagraph 3(a)(i).

"Primary Transmission Sites" is defined in Subparagraph 3(a)(i).

"Prior Use Agreement" is defined in Subparagraph 2(a)(i)(1).

"Prior User" is defined in Subparagraph 2(a)(i)(1).

"Prior User Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(B).

"Protected Party" and "Protecting Party" are defined in Paragraph 12.

"Purchase Option" is defined in Paragraph 10(d).

"Reference Contract" is defined in Subparagraph 2(e)(ii)

"Renewal Term" is defined in Paragraph 1.

"Retail Price" is defined in Subparagraph 2(f)(i).

"Royalty Fee" is defined in Subparagraph 4(b)(i).

"STA" is defined in Subparagraph 3(c).

"Standard Customer Package" is defined in Subparagraph 6(a).

"Start Date" is defined in Subparagraph 2(b)(iii).

"Submission Period" is defined in Subparagraph 14(a).

"System" is defined in the Recitals.

"System Change" is defined in Subparagraph 2(m).

"Target Month" is defined in Subparagraph 2(d)(iii).

"Term" is defined in Paragraph 1.





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"Throughput" is defined in Subparagraph 2(d)(i).

"Throughput Rate" is defined in Subparagraph 2(d)(i).

"Total ITFS Throughput Rate" is defined in Subparagraph 2(d)(i).

"Transfer Notice" is defined in Subparagraph 9(c)(ii).

"Transferable Equipment" is defined in Paragraph 9.

"Transmission Equipment" is defined in Subparagraph 3(a)(x).

"Underutilization Situation" is defined in Subparagraph 2(d)(v).

"Unlicensed Booster Station" is defined in Subparagraph 3(a)(ii).

"Utilization Report" is defined in Subparagraph 2(d)(iii).

"Wholesale Agreement" is defined in Subparagraph 2(e)(i).

"Wholesale Price" is defined in Subparagraph (2)(f)(i)





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                                    EXHIBIT C

               EXAMPLES PURSUANT TO SUBPARAGRAPH 2(d)(i) AND (ii)




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